UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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RELYPSA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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RELYPSA, INC.

100 Cardinal Way

Redwood City, California 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 21, 2016

To the Stockholders of Relypsa, Inc.:

The 2016 Annual Meeting of Stockholders, or the 2016 Annual Meeting, of Relypsa, Inc., a Delaware corporation, or the Company, will be held on June 21, 2016 at 8:00 a.m. local time at the Company’s headquarters located at 100 Cardinal Way, Redwood City, California 94063 for the following purposes:

1.	To elect three Class III directors to hold office until the 2019 Annual Meeting of Stockholders or until their successors are elected;

2.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in the proxy statement accompanying this notice;

3.	To indicate, on a non-binding, advisory basis, the preferred frequency of future advisory votes on the compensation of our named executive officers;

4.	To ratify the selection, by the audit committee of our board of directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016; and

5.	To transact such other business as may properly come before the 2016 Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders who owned the Company’s common stock at the close of business on April 22, 2016 may vote at the 2016 Annual Meeting or any adjournments or postponements that take place.

We have elected to provide our proxy materials to our stockholders over the internet as permitted by the rules of the U.S. Securities and Exchange Commission. As a result, we are mailing most of our stockholders a paper copy of the Notice of Internet Availability of Proxy Materials, or the Notice, but not a paper copy of our proxy statement and our 2015 Annual Report to Stockholders. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2015 Annual Report to Stockholders and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of our proxy materials by mail.

You are cordially invited to attend the 2016 Annual Meeting in person. Whether or not you plan to attend the 2016 Annual Meeting, please vote as soon as possible. You may vote over the internet or by a toll-free telephone number. If, however, you requested to receive paper proxy materials, then you may vote by mailing a complete, signed and dated proxy card or voting instruction card in the envelope provided. Please note that any stockholder attending the 2016 Annual Meeting may vote in person, even if the stockholder has already returned a proxy card or voting instruction card.

Our board of directors recommends that you vote “FOR” the election of its director nominees, “FOR” the advisory vote to approve the compensation of our named executive officers, for the option of “1 year” as the preferred frequency of future advisory votes on the compensation of our named executive officers and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

By Order of the Board of Directors:

Ronald A. Krasnow Senior Vice President, General Counsel and Corporate Secretary

Redwood City, California

April 28, 2016

RELYPSA, INC.

100 Cardinal Way

Redwood City, California 94063

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 21, 2016

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 21, 2016

This proxy statement and our 2015 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, are available at our website at www.relypsa.com and at www.proxyvote.com.

QUESTIONS AND ANSWERS REGARDING THE PROXY MATERIALS AND THE VOTING PROCESS

Why am I receiving these proxy materials?

We have made these proxy materials available to you on the internet or, upon your request, have delivered paper proxy materials to you, because the board of directors of Relypsa, Inc., or the Company, is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders, or the 2016 Annual Meeting, or any adjournments or postponements that take place. The 2016 Annual Meeting will be held on June 21, 2016 at 8:00 a.m. local time at our headquarters, which are our principal executive offices, located at 100 Cardinal Way, Redwood City, California 94063. As a stockholder, you are invited to attend the 2016 Annual Meeting and are requested to vote on the proposals described in this proxy statement. However, you do not need to attend the 2016 Annual Meeting to vote.

What is included in the proxy materials?

The proxy materials include:

•	This proxy statement, which includes information regarding the proposals to be voted on at the 2016 Annual Meeting, the voting process, corporate governance, the compensation of our directors and certain executive officers, and other required information;

•	Our 2015 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2015; and

•	The proxy card or a voting instruction card for the 2016 Annual Meeting.

The proxy materials are being mailed or made available to stockholders on or about April 28, 2016.

Why did I receive a Notice of Internet Availability of Proxy Materials, or the Notice, in the mail instead of a complete set of paper proxy materials?

We have elected to provide our proxy materials to our stockholders over the internet as permitted by the rules of the U.S. Securities and Exchange Commission, or the SEC. As a result, we are mailing most of our stockholders a paper copy of the Notice, but not a paper copy of the proxy materials. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet, and how to request a paper copy of the proxy materials. All stockholders who have previously elected to receive a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail until the stockholder terminates such election.

Why did I receive a complete set of paper proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of the Notice. If you would like to reduce the environmental impact and the costs incurred by us in printing and distributing the proxy materials, you may elect to receive all future proxy materials electronically via email or the internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card.

Who can vote at the 2016 Annual Meeting?

Only stockholders of record at the close of business on April 22, 2016 will be entitled to vote at the 2016 Annual Meeting. On the record date, there were 44,746,915 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, at the close of business on April 22, 2016, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the 2016 Annual Meeting or vote by proxy. Whether or not you plan to attend the 2016 Annual Meeting, please vote as soon as possible by completing and returning the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, at the close of business on April 22, 2016, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2016 Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent how to vote the shares in your account. You are also invited to attend the 2016 Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the 2016 Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What proposals are scheduled for a vote?

There are four proposals scheduled for a vote at the 2016 Annual Meeting:

•	Proposal No. 1 – To elect three Class III directors to hold office until the 2019 Annual Meeting of Stockholders or until their successors are elected;

•	Proposal No. 2 – To approve, on a non-binding, advisory basis, the compensation of our named executive officers;

•	Proposal No. 3 – To indicate, on a non-binding, advisory basis, the preferred frequency of future advisory votes on the compensation of our named executive officers; and

•	Proposal No. 4 – To ratify the selection, by the audit committee of our board of directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016.

How do I vote?

For Proposal No. 1, you may either vote “FOR” all nominees to the board of directors or you may “WITHHOLD” your vote for any nominee you specify.

For Proposal No. 2, you may either vote “FOR” or “AGAINST” or you may abstain from voting.

For Proposal No. 3, you may vote for either “1 year,” “2 years” or “3 years” or you may abstain from voting, and the option that receives the highest number of votes cast by stockholders will be considered to be the preferred frequency of future advisory votes on the compensation of our named executive officers.

For Proposal No. 4, you may either vote “FOR” or “AGAINST” or you may abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the 2016 Annual Meeting or vote by proxy by telephone or internet or by mail. Whether or not you plan to attend the 2016 Annual Meeting, please vote as soon as possible to ensure your vote is counted. You may still attend the 2016 Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person. You may attend the 2016 Annual Meeting and we will give you a ballot when you arrive.

•	To vote by proxy by telephone or internet. If you have telephone or internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received paper proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

•	To vote by proxy by mail. If you received paper proxy materials, you may submit your proxy by mail by completing and signing your proxy card and mailing it in the enclosed envelope. Your shares will be voted as you have instructed.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other similar organization, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or other agent. To vote in person at the 2016 Annual Meeting, you must obtain a valid proxy from your broker or other agent. Follow the instructions from your broker or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

Where can I find directions to the 2016 Annual Meeting?

To obtain directions to our 2016 Annual Meeting, which is to be held at our headquarters located at 100 Cardinal Way, Redwood City, California 94063, please visit http://www.relypsa.com/contact_index.html.

Can I vote my shares by completing and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by telephone, by internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the 2016 Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of the Company’s common stock you own as of April 22, 2016.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted as follows:

•	“FOR” the election of each nominee for director (Proposal No. 1);

•	“FOR” approval, on a non-binding, advisory basis, of the compensation of our named executive officers (Proposal No. 2);

•	For the option of “1 year” as the preferred frequency of future advisory votes on the compensation of our named executive officers (Proposal No. 3); and

•	“FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016 (Proposal No. 4).

If any other matter is properly presented at the 2016 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares in his or her discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the 2016 Annual Meeting. If you are the stockholder of record of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a timely written notice that you are revoking your proxy to the Company’s Corporate Secretary at Relypsa, Inc., 100 Cardinal Way, Redwood City, California 94063.

•	You may attend the 2016 Annual Meeting and vote in person. Simply attending the 2016 Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or other agent, you should follow the instructions provided by your broker or agent.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the 2016 Annual Meeting. On the record date, there were 44,746,915 shares outstanding and entitled to vote. Accordingly, the holders of 22,373,458 shares must be present at the 2016 Annual Meeting to have a quorum. Your shares will be counted toward the quorum at the 2016 Annual Meeting only if you vote in person at the meeting, or you submit a valid proxy vote.

Abstentions and broker non-votes (as described below) will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present and entitled to vote at the meeting in person or represented by proxy may adjourn the 2016 Annual Meeting to another date.

What are “broker non-votes”?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Proposal Nos. 1, 2 and 3 are non-routine matters, but Proposal No. 4 is a “routine” matter.

How many votes are needed to approve each proposal?

Votes will be counted by the Inspector of Elections appointed for the 2016 Annual Meeting. The Inspector of Elections will separately count votes and approval will be determined as set forth below.

•	Proposal No. 1 – To elect three Class III directors to hold office until the 2019 Annual Meeting of Stockholders or until their successors are elected. The three nominees receiving the most “FOR” votes (from the votes of shares present in person or represented by proxy and entitled to vote on the election of directors) cast by stockholders will be elected. Broker non-votes will not be counted in any nominee’s favor.

•	Proposal No. 2 – To approve, on a non-binding, advisory basis, the compensation of our named executive officers. A majority of “FOR” votes cast by stockholders in person or by proxy at this meeting is required to approve this Proposal No. 2. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of this Proposal No. 2.

•	Proposal No. 3 – To indicate, on a non-binding, advisory basis, the preferred frequency of future advisory votes on the compensation of our named executive officers. The frequency of “1 year,” “2 years” or “3 years” that receives the highest number of votes cast by stockholders in person or by proxy at this meeting will be considered to be the preferred frequency with which the Company is to hold an advisory vote on the compensation of the Company’s named executive officers. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of this Proposal No. 3.

•	Proposal No. 4 – To ratify the selection, by the audit committee of our board of directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2016. A majority of “FOR” votes cast by stockholders in person or by proxy at this meeting is required to approve this Proposal No. 4. Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on the outcome of this Proposal No. 4. Because Proposal No. 4 is considered a “routine” matter, we do not expect broker-non votes for this proposal.

If your shares are held by your broker or other agent as your nominee (that is, held beneficially in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker or other agent to vote your shares. If you do not give voting instructions to your broker or other agent, your broker or other agent can only vote your shares with respect to “routine” matters (as described above).

How can I find out the results of the voting at the 2016 Annual Meeting?

We will disclose final voting results in a Current Report on Form 8-K filed with the SEC within four business days after the 2016 Annual Meeting. If final voting results are unavailable at that time, then we intend to file a Current Report on Form 8-K to disclose preliminary voting results and file an amended Current Report on Form 8-K within four business days after the date the final voting results are available.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in the proxy materials for the 2017 Annual Meeting of Stockholders, your proposal must be submitted in writing by December 29, 2016 to the Company’s Corporate Secretary at Relypsa, Inc., 100 Cardinal Way, Redwood City, California 94063. However, if the meeting is not held within 30 days of June 21, 2017, then the deadline will be a reasonable time before we begin to print and mail our proxy materials for that meeting.

If you wish to submit a proposal before the stockholders or nominate a director at the 2017 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in the proxy materials for that meeting, then you must follow the procedures set forth in our bylaws and, among other things, notify the Company’s Corporate Secretary in writing between February 21, 2017 and March 23, 2017. However, if the date of the 2017 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 21, 2017, then you must give notice not later than the 90th day prior to that meeting or, if later, the 10th day following the day on which public disclosure of that annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Except as otherwise provided by law, vacancies on the board of directors may be filled only by individuals elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a particular class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Our board of directors currently consists of eight directors and no vacancies, divided into the three following classes:

•	The Class I directors are Kenneth J. Hillan, M.B., Ch.B., Daniel K. Spiegelman, and Helen I. Torley, M.B., Ch. B., M.R.C.P., and their terms will expire at the 2017 Annual Meeting;

•	The Class II directors are David W. J. McGirr, and John A. Orwin, and their terms will expire at the 2018 Annual Meeting of Stockholders; and

•	The Class III directors are John P. Butler, Paul J. Hastings and Thomas J. Schuetz, M.D., Ph.D., and their terms will expire at the 2016 Annual Meeting of Stockholders.

Mr. Butler, Mr. Hastings and Dr. Schuetz have been nominated to serve as Class III directors and have agreed to stand for election. If the nominees for Class III are elected at the 2016 Annual Meeting, then each nominee will serve for a three-year term expiring at the 2019 Annual Meeting of Stockholders, or until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Our directors are elected by a plurality of the votes cast. If a choice is specified on the proxy card by a stockholder, the shares will be voted as specified. If a choice is not specified on the proxy card, and authority to do so is not withheld, the shares will be voted “FOR” the election of the three nominees for Class III above. If any of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead be voted for the election of a substitute nominee proposed by the Company’s management or the board of directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography and discussion of the specific attributes, qualifications, experience and skills of each nominee for director and each director whose term will continue after the 2016 Annual Meeting. Our board of directors and management encourage each nominee for director and each continuing director to attend the 2016 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” EACH OF THE THREE CLASS III NOMINEES FOR DIRECTOR.

CLASS III NOMINEES FOR DIRECTOR – To be elected for a three-year term expiring at the 2019 Annual Meeting of Stockholders

John P. Butler, age 51, has served as a member of our board of directors since September 2013. Mr. Butler has served as the President and Chief Executive Officer of Akebia Therapeutics, Inc., a biopharmaceutical company, since September 2013. From October 2011 to April 2013, Mr. Butler served as the Chief Executive Officer of Inspiration Biopharmaceuticals, Inc., a biopharmaceutical company that filed for protection under Chapter 11 of the U.S. Bankruptcy Code in October 2012 prior to the successful sale of its hemophilia assets to Cangene Corporation and Baxter International in early 2013. Prior to Inspiration, Mr. Butler held various positions at

Genzyme Corporation (acquired by Sanofi-Aventis), a biotechnology company, from 1997 to July 2011, including President, Personalized Genetic Health, President, Cardiometabolic and Renal Division and President, General Manager Renal Business. Prior to Genzyme, Mr. Butler held various positions of increasing responsibility at Amgen, Inc., a biopharmaceutical company, including serving as a product manager from 1995 to 1997. Mr. Butler currently serves on the board of directors of Keryx Biopharmaceuticals, Inc., a pharmaceutical company. Mr. Butler received a B.A. in Chemistry from Manhattan College and an M.B.A. from Baruch College. We believe that Mr. Butler is qualified to serve on our board of directors due to his deep industry experience in the biotechnology sector.

Paul J. Hastings, age 56, has served as a member of our board of directors since October 2012. Mr. Hastings has served as the Chairman, President, and Chief Executive Officer of OncoMed Pharmaceuticals, Inc., a pharmaceutical company, since 2013 and President and Chief Executive Officer since 2006. Prior to OncoMed, Mr. Hastings was President and Chief Executive Officer of QLT, Inc. from 2002 to 2005 and Axys Pharmaceuticals, Inc. (acquired by Celera Corporation) from 2001 to 2002, both pharmaceutical companies. Previously, Mr. Hastings served as the President of Chiron BioPharmaceuticals (acquired by Novartis), a pharmaceutical company, and President and Chief Executive Officer of LXR Biotechnology, a biotechnology company. Mr. Hastings has also served in various positions at Genzyme Corporation (acquired by Sanofi-Aventis) and Synergen, Inc. (acquired by Amgen), both biotechnology companies. Mr. Hastings has served on various private and public company boards, and currently serves on the board of directors of OncoMed and is lead director of Pacira Pharmaceuticals, Inc., a pharmaceutical company. Mr. Hastings received a B.S. in Pharmacy from the University of Rhode Island. We believe that Mr. Hastings is qualified to serve on our board of directors due to his deep industry experience and service on the boards of directors of several public life sciences companies.

Thomas J. Schuetz, M.D., Ph.D., age 55, has served as a member of our board of directors since August 2010. Dr. Schuetz has served as the Chief Executive Officer of Compass Therapeutics, LLC (formerly Kairos Biologics Foundation LLC), a biotechnology company, since August 2014. Dr. Schuetz was previously a consultant for clinical development programs at both public and privately-held biopharmaceutical companies from 2006 to 2014. Dr. Schuetz was previously the Chief Medical Officer of Therion Biologics Corporation, a pharmaceutical company, and the Vice President of Clinical Affairs at Transkaryotic Therapies, Inc. (acquired by Shire Pharmaceuticals). Dr. Schuetz received a B.S. in Chemistry from Xavier University, an M.D. from Harvard Medical School and a Ph.D. in Genetics from Harvard University. He completed an internal medicine residency at Massachusetts General Hospital, where he was also Chief Medical Resident, and a Medical Oncology fellowship at the Dana-Farber Cancer Institute. Dr. Schuetz is Board Certified in Medical Oncology. We believe that Dr. Schuetz is qualified to serve on our board of directors due to his clinical and executive experience and medical and scientific background.

CLASS I DIRECTORS – To continue in office until the 2017 Annual Meeting of Stockholders

Kenneth J. Hillan, M.B., Ch.B., age 55, has served as a member of our board of directors since June 2014. Dr. Hillan has served as President, Chief Executive Officer and a member of the board of directors of Achaogen, Inc., a biopharmaceutical company, since October 2011, and as Chief Medical Officer of Achaogen since April 2011. Prior to Achaogen, Dr. Hillan served in key leadership positions at Genentech, Inc. (acquired by Roche in 2009), a pharmaceutical company, from August 1994 to April 2011. Dr. Hillan was responsible for numerous successful drug approvals and led the medical and scientific strategies for its Immunology, Tissue Growth and Repair drug portfolio. Dr. Hillan served in a number of key leadership positions in research and development, including Senior Vice President Clinical Development, Inflammation, Vice President Immunology, Tissue Growth and Repair, Vice President Development Sciences and Vice President Research Operations and Pathology. Dr. Hillan also previously served as Senior Vice President and head of Clinical Development and Product Development Strategy in Asia-Pacific for Roche in Shanghai, China. Dr. Hillan received an M.B. Ch.B. (Bachelor of Medicine and Surgery) degree from the Faculty of Medicine at the University of Glasgow, U.K. Dr. Hillan is a Fellow of the Royal College of Surgeons (FRCS), and a Fellow of the Royal College of

Pathologists (FRCPath). We believe that Dr. Hillan is qualified to serve on our board of directors due to his management experience in the life sciences sector and medical and scientific background.

Daniel K. Spiegelman, age 57, has served as a member of our board of directors since June 2014. Mr. Spiegelman has served as Executive Vice President and Chief Financial Officer at BioMarin Pharmaceutical Inc., a biopharmaceutical company, since May 2012. From May 2009 until May 2012, Mr. Spiegelman served as a strategic and financial consultant to a portfolio of public and private life science companies. From 1998 to 2009, Mr. Spiegelman served in various roles, most recently as Senior Vice President and Chief Financial Officer, of CV Therapeutics, Inc., a biopharmaceutical company (acquired by Gilead Sciences, Inc.), where he was responsible for finance, accounting, investor relations, business development, and information systems. From 1991 to 1998, Mr. Spiegelman served in various roles at Genentech, Inc. (now a member of the Roche Group), a biotechnology company, most recently as Treasurer. Mr. Spiegelman serves on the board of directors of Oncothyreon, Inc., a biotechnology company, and previously served on the board of directors of the following biopharmaceutical companies: Affymax, Inc., Anthera Pharmaceuticals, Inc., Omeros Corporation, Cyclacel Pharmaceuticals, Inc., and Xcyte Therapies, Inc. Mr. Spiegelman received a B.A. from Stanford University and an M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Spiegelman is qualified to serve on our board of directors due to his management experience and experience in the life sciences and financial sectors.

Helen I. Torley, M.B., Ch.B., M.R.C.P., age 52, has served as a member of our board of directors since January 2015. Dr. Torley has served as President and Chief Executive Officer of Halozyme Therapeutics, Inc., a biotechnology company, since January 2014. Prior to joining Halozyme, from August 2011 to December 2013. Dr. Torley served as executive vice president and chief commercial officer for Onyx Pharmaceuticals, Inc., a biopharmaceutical company, where she oversaw the collaboration with Bayer on Nexavar® and Stivarga® and the U.S. launch of Kyprolis®. From 2003 to 2011, she held management positions at Amgen Inc., a biopharmaceutical company, most recently as vice president and general manager of the U.S. Nephrology Business Unit and the U.S. Bone Health Business Unit. Previously, she held various senior management positions at Bristol-Myers Squibb, including regional vice president of Cardiovascular and Metabolic Sales and head of Cardiovascular Global Marketing. She began her career at Sandoz/Novartis, where she ultimately served as vice president of Medical Affairs, developing and conducting post-marketing clinical studies across all therapeutic areas. Dr. Torley received her Bachelor of Medicine and Bachelor of Surgery degrees (M.B. Ch.B.) from the University of Glasgow and is a Member of the Royal College of Physicians (M.R.C.P.). We believe that Dr. Torley is qualified to serve on our board of directors due to her management experience in the life sciences sector and medical and scientific background.

CLASS II DIRECTORS – To continue in office until the 2018 Annual Meeting of Stockholders

David W.J. McGirr, age 61, has served as a member of our board of directors since November 2012. Mr. McGirr served as Senior Vice President and Chief Financial Officer of Cubist Pharmaceuticals Inc., a pharmaceutical company, from 2002 to March 2013. Prior to Cubist, Mr. McGirr was the President and Chief Operating Officer of hippo inc, an internet technology company, and served as a member of their board of directors. Prior to hippo, Mr. McGirr was the President of GAB Robins North America, Inc., a risk management company, and served as Chief Executive Officer. Prior to that, Mr. McGirr served in various positions within the S.G. Warburg Group, an investment bank, ultimately serving as Chief Financial Officer, Chief Administrative Officer and Managing Director of its subsidiary S.G. Warburg & Co., Inc. Mr. McGirr currently serves on the board of directors of Insmed Incorporated, a biopharmaceutical company, and Roka Bioscience, Inc., a molecular diagnostics company. Mr. McGirr received a B.Sc. in Civil Engineering from the University of Glasgow and an M.B.A. from the Wharton School at the University of Pennsylvania. We believe that Mr. McGirr is qualified to serve on our board of directors due to his management experience and experience in the life sciences and financial sectors.

John A. Orwin, age 51, has served as our President and Chief Executive Officer and as a member of our board of directors since June 2013. Prior to Relypsa, Mr. Orwin served as President and Chief Operating Officer of Affymax, Inc., a biotechnology company, from April 2010 to January 2011, and as their Chief Executive Officer and a member of their board of directors from February 2011 to May 2013. From 2005 to April 2010, Mr. Orwin served as Vice President and then Senior Vice President of the BioOncology Business Unit at Genentech, Inc. (now a member of the Roche Group), a biotechnology company, where he was responsible for all marketing, sales, business unit operations and pipeline brand management for Genentech’s oncology portfolio in the United States. From 2001 to 2005, Mr. Orwin served in various executive-level positions at Johnson & Johnson, a life sciences company, overseeing oncology therapeutic commercial and portfolio expansion efforts in the U.S. Prior to such roles, Mr. Orwin held senior marketing and sales positions at various life sciences and pharmaceutical companies, including Alza Corporation (acquired by Johnson & Johnson), Sangstat Medical Corporation (acquired by Genzyme), Rhone-Poulenc Rorer Pharmaceuticals, Inc. (merged with Sanofi-Aventis) and Schering-Plough Corporation (merged with Merck). Mr. Orwin serves as a member of the board of directors of Array BioPharma Inc., a biopharmaceutical company, Seattle Genetics, Inc., a biotechnology company, and served on the board of directors of NeurogesX, Inc., a biopharmaceutical company, until July 2013 and Affymax, Inc., a biotechnology company, until November 2014. Mr. Orwin received a B.A. in Economics from Rutgers University and an M.B.A. from New York University. We believe Mr. Orwin is qualified to serve on our board of directors based on his management experience in the life sciences sector, including at Relypsa, and his service on the boards of directors of several public life sciences companies.

PROPOSAL NO. 2

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, added Section 14A to the Securities Exchange Act of 1934, as amended, which requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement, commonly known as a “Say-on-Pay” vote. Stockholders may also abstain from voting. This Say-on-Pay vote is not intended to address any specific element of compensation for our named executive officers, but rather the overall executive compensation for our named executive officers and our overall executive compensation program, philosophy and practices as described in this proxy statement.

This Say-on-Pay vote is advisory; therefore, it is not binding on the Company, our board of directors or our compensation committee. However, we plan to consider the results of this year’s vote in reviewing and determining the compensation of our named executive officers in the future because we value the opinions of our stockholders.

As described in this proxy statement, we believe the compensation of our named executive officers and our executive compensation program, philosophy and practices are appropriate, and enable us to attract, motivate and retain superior executive officers, including our named executive officers, while aligning the long-term interests of our executive officers with the long-term interests of our stockholders. Accordingly, we ask our stockholders to approve, on a non-binding, advisory basis, the following resolution at the 2016 Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL,

ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3

ADVISORY VOTE ON THE PREFERRED FREQUENCY OF FUTURE

ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934, as amended, also provide that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future Say-on-Pay votes. We are asking our stockholders whether our future Say-on-Pay votes should occur every one, two or three years. Stockholders may also abstain from voting. If none of the frequency alternatives receives a majority of the votes cast by stockholders, we will consider the highest number of votes cast by stockholders to be the preferred frequency that has been selected by stockholders.

The vote on this Proposal No. 3 is advisory; therefore, it is not binding on the Company, our board of directors or our compensation committee. We may determine in the future that it is in the best interests of the Company and its stockholders to hold Say-on-Pay votes more or less frequently than the frequency indicated by stockholders in voting on this Proposal No. 3 or as currently recommended by our board directors. However, we plan to consider the results of the vote on this Proposal No. 3 in determining the frequency of our Say-on-Pay votes because we value the opinions of our stockholders.

Currently, we believe that it is in the best interests of the Company and its stockholders to hold a Say-on-Pay vote every year, and this is the frequency recommended by our board of directors. We believe this frequency will enable our stockholders to vote, on a non-binding, advisory basis, on our most recent executive compensation practices and decisions as presented in our annual proxy statements, which will lead to greater transparency and more meaningful and timely communication between the Company and our stockholders regarding the compensation of our named executive officers. Accordingly, we ask our stockholders to indicate their preferred voting frequency by voting for every “1 Year,” “2 Years” or “3 Years” (or abstaining from voting) in response to the following resolution at the 2016 Annual Meeting of Stockholders:

RESOLVED, that the alternative of every one year, two years, or three years that receives the highest number of votes cast by stockholders in person or by proxy at this meeting will be considered to be the preferred frequency with which the Company is to hold an advisory vote on the compensation of the Company’s named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE OPTION OF ONE YEAR AS THE PREFERRED FREQUENCY FOR THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP, or EY, as our independent registered public accounting firm for the year ending December 31, 2016, and is seeking ratification of such selection by our stockholders at the 2016 Annual Meeting. EY has audited our financial statements since the fiscal year ended December 31, 2007. Representatives of EY are expected to be present at the 2016 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of EY as our independent registered public accounting firm. However, the audit committee is submitting the selection of EY to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain EY. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 4.

THE RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the fiscal years ended December 31, 2015 and 2014, EY billed the approximate fees set forth below. All fees included below were approved by the audit committee.

	Year Ended December 31,
	2015	2014
Audit Fees(1)	$1,183,706	$762,189
Tax Fees(2)	34,636	62,614
All Other Fees(3)	1,985	1,995

Total All Fees	$1,220,327	$826,798

(1)	This category consists of fees for professional services rendered for the audit of our financial statements, review of interim financial statements, assistance with registration statements filed with the SEC and services that are normally provided by EY in connection with statutory and regulatory filings or engagements. Related to the year ended December 31, 2015, $90,000 was billed in connection with registration statements and offerings of common stock. The increase in audit fees in 2015 was primarily due to the Company’s first year of compliance as required by Section 404(b) of the Sarbanes-Oxley Act and the audit of the controls for a new financial information system. Also included in audit fees are fees for accounting consultations. Related to the year ended December 31, 2014, $235,000 was billed in connection with our offerings of common stock.
(2)	This category consists of fees for professional services rendered for tax compliance and tax advice.
(3)	This category consists of fees for our annual subscription to EY’s Global Accounting and Auditing Information Tool.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by the Company’s independent registered public accounting firm. This policy is set forth in the charter of the audit committee and available at http://investor.relypsa.com/corporate-governance.cfm. The audit committee has considered the role of EY in providing audit and audit-related services to the Company and has concluded that such services are compatible with EY’s role as the Company’s independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our board of directors. The audit committee’s functions are more fully described in its charter, which is available on our website at http://investor.relypsa.com/corporate-governance.cfm.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2015. The audit committee has discussed with EY, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board, or PCAOB. In addition, the audit committee has discussed with EY their independence, and received from EY the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with EY, with and without management present, the scope and results of EY’s audit of the financial statements for the fiscal year ended December 31, 2015.

Based on these reviews and discussions, the audit committee recommended to our board of directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Audit Committee David W.J. McGirr, Chairman Daniel K. Spiegelman Thomas J. Schuetz, M.D., Ph.D.

CORPORATE GOVERNANCE

Board Composition

Director Independence

Our board of directors currently consists of eight members. Our board of directors has determined that all of our directors, other than Mr. Orwin, qualify as “independent” directors in accordance with the NASDAQ listing requirements. Mr. Orwin is not considered independent because he is an employee of Relypsa.

In addition, Dr. Klaus Veitinger was not considered an independent director during his term on our board of directors because he had received in excess of $120,000 in compensation during a period of twelve consecutive months within the preceding three years for his services as a consultant to the Company. Dr. Veitinger is no longer a member of our board of directors; however, he served on our board of directors during the 2015 fiscal year and until our 2015 Annual Meeting of Stockholders.

The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by NASDAQ rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or our executive officers.

As described more fully below, the board of directors has also determined that each current member of the compensation committee, the audit committee and the nominating and corporate governance committee meets the independence standards applicable to those committees prescribed by NASDAQ, the SEC, and the Internal Revenue Service.

Classified Board of Directors

In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered, three-year terms as set forth below. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election.

•	The Class I directors are Dr. Hillan, Mr. Spiegelman and Dr. Torley, and their terms will expire at the 2017 Annual Meeting of Stockholders;

•	The Class II directors are Mr. McGirr and Mr. Orwin, and their terms will expire at the 2018 Annual Meeting of Stockholders; and

•	The Class III directors are Mr. Butler, Mr. Hastings and Dr. Schuetz, and their terms will expire at the 2016 Annual Meeting of Stockholders.

The authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company.

Leadership Structure of the Board

Our amended and restated bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. Mr. Spiegelman currently serves as the Chairman of our board of directors. In that role, Mr. Spiegelman presides over the executive sessions of the board of directors in which Mr. Orwin does not participate and serves as a liaison to Mr. Orwin and management on behalf of the board of directors. In April 2016, our board of directors re-appointed Mr. Spiegelman to serve as Chairman of the board of directors.

Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. Our audit committee also monitors compliance with legal and regulatory requirements and reviews and approves related-party transactions. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines and oversees our healthcare compliance and cyber security programs. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of the Board of Directors and Committees

During 2015, the board of directors met 11 times, the audit committee met 6 times, the compensation committee met 11 times and the nominating and corporate governance committee met 4 times. During that year, each incumbent director attended at least 75% of the aggregate meetings of the board of directors, and each incumbent director attended at least 75% of the aggregate meetings of the committees on which he served.

Board Committees

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;

•	is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates;

•	reviews and approves all related-party transactions which are required to be reported under applicable SEC regulations (other than compensation-related matters); and

•	reviews the audit committee charter and the committee’s performance at least annually.

The current members of our audit committee are Mr. McGirr, Dr. Schuetz and Mr. Spiegelman. Mr. McGirr serves as the chairman of the committee.

Each of the current members of our audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our board of directors has determined that each of Mr. McGirr and Mr. Spiegelman is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that each of Mr. McGirr, Mr. Spiegelman and Dr. Schuetz is independent under the heightened independence standards under the applicable rules of NASDAQ. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the audit committee charter is available to security holders on the Company’s website at http://investor.relypsa.com/corporate-governance.cfm.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our executive officers and other employees. The compensation committee reviews and recommends to our board of directors corporate objectives relevant to the compensation of our chief executive officer and our other executive officers, evaluates the performance of our executive officers in light of those objectives and approves the compensation of our executive officers, other than our chief executive officer, based on such evaluations. Our board of directors retains the authority to determine and approve, upon the recommendation of our compensation committee, the compensation of our chief executive officer, unless such authority has been delegated to our compensation committee. The compensation committee also recommends to our board of directors for approval, and approves, the issuance of stock options and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter. The current members of our compensation committee are Mr. Butler, Mr. Hastings and Dr. Hillan. Mr. Hastings serves as the chairman of the committee.

Each of the current members of our compensation committee is an “independent director” under the applicable rules and regulations of NASDAQ, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is an “outside director” as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and

NASDAQ. A copy of the compensation committee charter is available to security holders on the Company’s website at http://investor.relypsa.com/corporate-governance.cfm.

Our compensation committee has retained Radford, a nationally recognized compensation consulting firm, to serve as its independent compensation consultant and to conduct market research and provide data and analysis on our various executive officer positions, to assist the committee in developing appropriate incentive plans for our executive officers on an annual basis, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Radford reports directly to the compensation committee and does not provide any non-compensation related services to us. In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Radford addressed each of the six independence factors established by the SEC with our compensation committee. Its responses affirmed the independence of Radford on executive compensation matters. Based on this assessment, our compensation committee determined that the engagement of Radford does not raise any conflicts of interest or similar concerns. In addition, our compensation committee evaluated the independence of its other outside advisors to the compensation committee, including outside legal counsel, considering the same independence factors and concluded their work for our compensation committee does not raise any conflicts of interest. Our compensation committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and our healthcare compliance and cyber security programs and reporting and making recommendations to our board of directors concerning governance matters. As part of its duties, the nominating and corporate governance committee will consider individuals who are properly proposed by stockholders to serve on the board of directors in accordance with laws and regulations established by the SEC and the NASDAQ listing requirements, our bylaws and applicable corporate law, and make recommendations to the board of directors regarding such individuals based on the established criteria for members of our board. The nominating and corporate governance committee may consider in the future whether we should adopt a more formal policy regarding stockholder nominations. The current members of our nominating and corporate governance committee are Mr. Hastings, Mr. Spiegelman and Dr. Torley. Mr. Spiegelman serves as the chairman of the committee.

Each of the current members of our nominating and corporate governance committee, and each of the directors who previously served as a member of our nominating and corporate governance committee other than Dr. Veitinger, is or was an “independent director” under the applicable rules and regulations of NASDAQ relating to nominating and corporate governance committee independence. From June 2014 to April 2015, Dr. Veitinger served as a non-independent member of our nominating and corporate governance committee. During such period, we complied with NASDAQ’s rules regarding independent director oversight of director nominations under NASDAQ Rule 5605(e)(1)(A) and our director nominees were selected, or recommended for our board of director’s selection, by independent directors constituting a majority of our board of director’s independent directors in a vote in which only independent directors participated. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the nominating and corporate governance committee charter is available to security holders on the Company’s website at http://investor.relypsa.com/corporate-governance.cfm.

Board Diversity

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on a periodic basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election (and, in the case of vacancies, appointing), and the board of directors, in approving such candidates, will take into account many factors, including the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a public company;

•	experience in the industries in which we compete;

•	experience as a board member of another public company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Currently, our board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at www.relypsa.com. We will disclose any substantive amendments to the code of business conduct and ethics, or any waiver of its provisions, on our website. The reference to our website does not constitute incorporation by reference of the information contained at or available through our website.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law.

We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage. To the extent the indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Director Attendance at Annual Meetings

Our board of directors has a policy of encouraging director attendance at our annual meetings of stockholders, but attendance is not mandatory. Our board of directors and management team encourage all of our directors to attend the 2016 Annual Meeting. All of our directors attended the 2015 Annual Meeting of Stockholders.

Stockholder Communications with the Board of Directors

A stockholder may communicate with the board of directors, or an individual director, by sending written correspondence to the Company’s Corporate Secretary at Relypsa, Inc., 100 Cardinal Way, Redwood City, California 94063. The Corporate Secretary will review such correspondence and forward it to the board of directors, or an individual director, as appropriate.

Compensation Committee Interlocks and Insider Participation

During 2015, the following individuals served as members of our compensation committee: Mr. Butler, Mr. Hastings and Dr. Hillan. Mr. Hastings served as chairman of the compensation committee. None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

Compensation Risk Assessment

Our compensation committee assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and our other employees. We have designed our compensation programs with features to address potential risks while rewarding employees for achieving corporate and individual objectives through prudent business judgment and appropriate risk taking. Based on its assessment, our compensation committee believes that any risks arising from our compensation programs do not create disproportionate incentives for our executive officers, including our NEOs, to take risks that could have a material adverse effect on the Company in the future.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2015 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Investor Rights Agreements

We previously entered into an amended and restated investor rights agreement with certain holders of our common stock and warrants to purchase our common stock. As of March 31, 2016, the holders of approximately 7.5 million shares of our common stock, including the shares of common stock issuable upon exercise of warrants, are entitled to rights with respect to the registration of their shares under the Securities Act.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act , any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.

NON-EMPLOYEE DIRECTOR COMPENSATION

Our Director Compensation Program for our non-employee directors in effect until the 2015 Annual Meeting of Stockholders provided for cash compensation as follows:

•	Each non-employee director will receive an annual cash retainer in the amount of $35,000 per year.

•	The non-employee Chairman of the Board will receive an additional annual cash retainer in the amount of $25,000 per year.

•	The chairperson of the audit committee will receive additional annual cash compensation in the amount of $20,000 per year for such chairperson’s service on the audit committee. Each non-chairperson member of the audit committee will receive additional annual cash compensation in the amount of $10,000 per year for such member’s service on the audit committee.

•	The chairperson of the compensation committee will receive additional annual cash compensation in the amount of $15,000 per year for such chairperson’s service on the compensation committee. Each non-chairperson member of the compensation committee will receive additional annual cash compensation in the amount of $7,500 per year for such member’s service on the compensation committee.

•	The chairperson of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $10,000 per year for such chairperson’s service on the nominating and corporate governance committee. Each non-chairperson member of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $5,000 per year for such member’s service on the nominating and corporate governance committee.

In addition, pursuant to our Director Compensation Program, each non-employee director will be automatically granted an option to purchase 12,000 shares of our common stock upon initial appointment or election to our board of directors. Each non-employee director who has been serving on our board of directors for at least six months as of the date of any annual meeting of stockholders and will continue to serve as a non-employee director immediately following such meeting, will be automatically granted, on the date of such annual meeting (i) an option to purchase that number of shares of the Company’s common stock having an aggregate grant date fair value, as determined in accordance with our financial statements, equal to $65,000 rounded down to the nearest whole share, subject to adjustment as provided in the 2013 Equity Incentive Award Plan and (ii) that number of restricted stock units calculated by dividing $65,000 by the closing trading price of a share of our common stock on the date of grant, rounded down to the nearest whole unit, subject to adjustment as provided in the 2013 Equity Incentive Award Plan. Each initial non-employee director stock option vests and becomes exercisable in substantially equal installments on each of the first three anniversaries of the grant date, subject to the non-employee director’s continued service on our board of directors through such date. Each annual non-employee director award vests and, if applicable, becomes exercisable in full, on the earlier of the first anniversary of the date of grant or immediately prior to the next annual stockholders meeting after the date of grant, subject to the non-employee director’s continued service on our board of directors through such date.

In April 2015, our board of directors reviewed our Director Compensation Program and compared it with the programs of our 2015 peer group of companies as defined under “Compensation Discussion and Analysis” below and pursuant to a director compensation report prepared by our independent compensation consultant, Radford. Based on this review, our board of directors amended our Director Compensation Program, effective as of the 2015 Annual Meeting of Stockholders, to provide for the following changes to the cash and equity compensation described above:

•	each non-employee director will receive an annual cash retainer in the amount of $40,000 per year;

•	each non-employee director will be automatically granted an option to purchase 15,000 shares of our common stock upon initial appointment or election to our board of directors; and

•	each non-employee director who has been serving on our board of directors for at least three months as of the date of any annual meeting of stockholders and will continue to serve as a non-employee director immediately following such meeting, will be automatically granted, on the date of such annual meeting (i) an option to purchase 4,500 shares of our common stock and (ii) 2,250 restricted stock units.

2015 Director Compensation Table

The following table sets forth information for the year ended December 31, 2015 regarding the compensation awarded to, earned by or paid to our non-employee directors:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Total ($)
John P. Butler	46,250	80,528	109,339	236,117
Paul J. Hastings	58,750	80,528	109,339	248,617
Kenneth J. Hillan, M.B., Ch.B.	46,250	80,528	109,339	236,117
David W.J. McGirr	61,607	80,528	109,339	251,474
Thomas J. Schuetz, M.D., Ph.D.	48,750	80,528	109,339	238,617
Daniel K. Spiegelman	81,250	80,528	109,339	271,117
Helen I. Torley, M.B., Ch.B., M.R.C.P.	40,458	80,528	429,510	550,496
Klaus Veitinger, M.D.(4)	17,321	—	—	17,321

(1)	Mr. Orwin, who is employed as our chief executive officer and serves as a director, receives no compensation for his service as a director.
(2)	The amounts reported in the Stock Awards column represent the grant date fair value of the restricted stock unit awards granted to the non-employee members of our board of directors during 2015 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the restricted stock units reported in the Stock Awards column are set forth in Note 13 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)	The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to the non-employee members of our board of directors during 2015 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 13 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	Dr. Veitinger ceased serving as a director effective as of June 4, 2015.

As of December 31, 2015, each of our non-employee directors held the following outstanding options and restricted stock unit awards:

Name	Outstanding Restricted Stock Unit Awards	Shares Subject to Outstanding Options
John P. Butler	2,250	32,960
Paul J. Hastings	2,250	46,083
Kenneth J. Hillan, M.B., Ch.B.	2,250	16,500
David W.J. McGirr	2,250	73,700
Thomas J. Schuetz, M.D., Ph.D.	2,250	53,349
Daniel K. Spiegelman	2,250	16,500
Helen I. Torley, M.B., Ch.B., M.R.C.P.	2,250	16,500

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 28, 2016.

Name	Age	Position(s)
John A. Orwin	51	President and Chief Executive Officer, Director
Kristine M. Ball	44	Chief Financial Officer and Senior Vice President
Lance Berman, M.D., M.S.	45	Chief Medical Officer and Senior Vice President
Mary E. Corbett	64	Senior Vice President, Human Resources
Scott Garland	47	Chief Commercial Officer and Senior Vice President
Stephen Harrison, Ph.D.	51	Chief Scientific Officer and Senior Vice President
Ronald A. Krasnow, Esq.	53	General Counsel, Senior Vice President and Secretary
Wilhelm Stahl, Ph.D.	56	Chief Technology Officer and Senior Vice President

Mr. Orwin’s biographical information is set forth in “Proposal No. 1 – Election of Directors” in this proxy statement.

Kristine M. Ball has served as our Chief Financial Officer and Senior Vice President since November 2012. Prior to Relypsa, Ms. Ball was an independent consultant from June 2011 to October 2012, advising start-up life science companies on various strategic and operational business matters. Prior to being a consultant, Ms. Ball was Senior Vice President of Finance and Administration and Chief Financial Officer of KAI Pharmaceuticals, Inc. (acquired by Amgen), a drug discovery company, from February 2005 to January 2011, where she was responsible for finance, administration and strategic planning and was involved in a venture capital financing, pharmaceutical partnerships and, as a consultant, KAI’s acquisition. Prior to KAI, Ms. Ball served as Vice President of Finance at Exelixis, Inc., a biotechnology company, from 2000 to 2005, where she was involved in four acquisitions and Exelixis’ initial public offering and other financings. Prior to Exelixis, Ms. Ball was a senior manager in Ernst & Young’s life sciences audit practice. Ms. Ball holds a B.S. from Babson College and is a certified public accountant.

Lance Berman, M.D., M.S. joined Relypsa in December 2011 as Senior Vice President, Commercial Strategy and Medical Affairs and was promoted in October 2012 to Chief Medical Officer and Senior Vice President. Prior to Relypsa, Dr. Berman was Chief Medical Officer of CPEX Pharmaceuticals, Inc. (acquired by Footstar), a pharmaceutical company, from February 2009 to April 2011, where he was responsible for the clinical development of CPEX’s late stage clinical product and in-licensing and acquisition strategies. Prior to that, Dr. Berman served in various medical leadership roles at Pfizer Inc., a pharmaceutical company, from June 2003 to January 2009, where he was responsible for atherosclerosis, hypertension and endocrinology products serving at various times as U.S. or Global Medical Team Leader. Previously, Dr. Berman held roles of increasing responsibility at Schering-Plough Corporation (merged with Merck) and Janssen Pharmaceuticals, Inc. (Johnson & Johnson), both pharmaceutical companies. Dr. Berman received his Bachelor of Medicine and Bachelor of Surgery degrees at the University of Cape Town in Cape Town, South Africa and an M.S. in Pharmaceutical Medicine from Hibernia College.

Mary E. Corbett joined Relypsa in December 2013 as Senior Vice President, Human Resources. Prior to Relypsa, Ms. Corbett was a human resources consultant from July 2013 to December 2013. Prior to being a consultant, Ms. Corbett served as Vice President, Human Resources at Verinata Health, a maternal and fetal health company acquired by Illumina, Inc., from November 2012 to June 2013, and an executive-level human resources consultant from February 2012 to November 2012. Prior to Verinata Health, Ms. Corbett served as Vice President, Human Resources of Pacific Biosciences of California, Inc., a biotechnology company, from July 2008 to September 2011. During her tenure at Pacific Biosciences, the company grew from 150 to over 500 employees, launched its first product and completed an initial public offering. Prior to Pacific Biosciences, Ms. Corbett headed the Human Resources function for Synarc, Broadlane, myCFO, and MarketMile. Ms. Corbett also had a human resources consulting practice based in Paris for six years. Ms. Corbett received a B.A. from Fordham University and an M.A. from Columbia University.

Scott Garland has served as our Chief Commercial Officer and Senior Vice President since November 2014. Prior to Relypsa, Mr. Garland was Executive Vice President and Chief Commercial Officer of Exelixis, Inc., from October 2011 to October 2014, where he led global commercial operations and was responsible for building and leading sales, marketing, market access and commercial operations. During his tenure, Mr. Garland led the global commercial launch of COMETRIQ (cabozantinib) for medullary thyroid cancer, establishing the company’s commercial presence in the U.S. and Europe. Prior to Exelixis, Mr. Garland served for nine years at Genentech, from 2002 to 2011, most recently as Vice President, Avastin Franchise, where he led a team of over 300 people and was responsible for revenue of $3 billion. While at Genentech, Mr. Garland also held other senior level positions overseeing sales and marketing for a number of products. From 1997 to 2002, Mr. Garland held various sales and marketing positions at Amgen, including overseeing market development for the launch of Aranesp for chronic kidney disease patients. Mr. Garland serves as a member of the board of directors of Karyopharm Therapeutics Inc., a pharmaceutical company. Mr. Garland holds an M.B.A. from the Fuqua School of Business at Duke University and a B.S. in Biological Sciences from California Polytechnic State University, San Luis Obispo.

Stephen Harrison, Ph.D. has served as our Chief Scientific Officer and Senior Vice President since December 2014. Prior to Relypsa, Dr. Harrison was Vice President, Research Biology at Nektar Therapeutics, a life sciences company, from March 2010 to December 2014, where he managed global oncology and pain research efforts. Prior to Nektar, Dr. Harrison was Senior Vice President, Research at KAI Pharmaceuticals from 2005 to March 2010. While at KAI, Dr. Harrison generated one development candidate per year and led discovery efforts, including the company’s lead compound for the treatment of secondary hyperparathyroidism, which served as the basis for the company’s eventual acquisition by Amgen. Earlier in his career, Dr. Harrison held senior research positions at Chiron Corporation and Thios Pharmaceuticals. Dr. Harrison holds a Ph.D. in Molecular Biology, a M.A. and a B.A. in Biochemistry, all from University of Cambridge, England.

Ronald A. Krasnow, Esq. has served as our General Counsel and Senior Vice President since January 2009, and prior to that served as our Vice President and Chief Patent Counsel since October 2007. Prior to Relypsa, Mr. Krasnow served in various positions at Symyx Technologies, Inc., a research company, from 1997 to 2007, including Senior Vice President, Intellectual Property. Prior to Symyx, Mr. Krasnow was an attorney at Fish & Neave (now Ropes & Gray LLP), where he practiced complex patent litigation and interferences. Mr. Krasnow has also served as a patent examiner at the U.S. Patent and Trademark Office. Mr. Krasnow received a B.S. in Materials and Metallurgical Engineering from the University of Michigan and a J.D. from the George Washington University Law School.

Wilhelm Stahl, Ph.D. has served as our Chief Technology Officer and Senior Vice President since March 2015, and prior to that served as our Senior Vice President, Pharmaceutical Operations from September 2011 to March 2015. Prior to Relypsa, from January 2009 to August 2011, Dr. Stahl was a Managing Partner of Rondaxe Enterprises, a consulting firm, providing consulting services and strategic advice on CMC aspects of drug development, supply chain management and strategic business support. From 2005 to 2008, Dr. Stahl was Head of the Pharma Custom Manufacturing business of Saltigo GmbH, a subsidiary of Lanxess AG. Prior to that Dr. Stahl has held a variety of positions with increasing responsibilities in the pharmaceutical R&D organizations of Hoechst, HMR (now Aventis) and Bayer. Dr. Stahl received a Ph.D. from the Institute for Organic Chemistry and Biochemistry at the University of Bonn.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis, or CD&A, describes our executive compensation program and the 2015 compensation for our named executive officers, or NEOs. This CD&A should be read with the compensation tables and related disclosures for our NEOs.

Our NEOs for 2015 were as follows:

•	John A. Orwin, President and Chief Executive Officer;

•	Kristine M. Ball, Chief Financial Officer and Senior Vice President;

•	Stephen D. Harrison, Ph.D., Chief Scientific Officer and Senior Vice President;

•	Lance Berman, M.D., M.S., Chief Medical Officer and Senior Vice President; and

•	Scott Garland, Chief Commercial Officer and Senior Vice President.

Dr. Harrison was hired as our Chief Scientific Officer and Senior Vice President effective December 15, 2014. Mr. Garland was hired as our Chief Commercial Officer and Senior Vice President effective October 31, 2014.

Executive Compensation Program

Executive Compensation Philosophy

Our executive compensation program is based on our compensation philosophy determined by our compensation committee. Our compensation philosophy establishes the primary objectives of our executive compensation program.

Our current compensation philosophy is to:

•	attract, motivate and retain superior executive officers;

•	align the long-term interests of our executive officers with the long-term interests of our stockholders through compensation tied to corporate and individual performance;

•	reward strong corporate and individual performance and provide consequences for underperformance;

•	use comparative market data to evaluate whether our executive compensation is competitive; and

•	foster a teamwork philosophy among our executive officers.

Compensation Governance Best Practices

Our executive compensation program is designed to incorporate compensation governance best practices, which include:

•	a significant portion of executive compensation is “at risk” because it is dependent on performance;

•	a significant portion of executive compensation is equity-based to align the long-term interests of our executive officers with our stockholders;

•	no guaranteed annual salary increases, annual cash bonuses or annual equity awards;

•	100% independent directors on our compensation committee;

•	an independent compensation consultant advises our compensation committee;

•	regular review and approval of our executive compensation program by our compensation committee;

•	no tax gross-ups for change in control benefits for our executive officers;

•	“double-trigger” executive severance protection, whereby cash severance and equity acceleration occur only upon a qualifying termination of employment, not merely upon a change in control (unless an acquirer refuses to assume our equity awards);

•	no perquisites for executive officers; and

•	prohibition on short sales, hedging, pledging and derivative transactions involving our common stock.

2015 Corporate Performance

As described above, our executive compensation philosophy seeks to align the long-term interests of our executive officers with the long-term interests of our stockholders through compensation tied to performance. Highlights of our 2015 corporate performance are set forth below.

•	Our first product, Veltassa® (patiromer) for oral suspension, or Veltassa, was approved by the U.S. Food and Drug Administration for the treatment of hyperkalemia on the Prescription Drug User Fee Act date of October 21, 2015.

•	Veltassa became available for prescription to patients on December 21, 2015.

•	We entered into an exclusive collaboration license agreement with Vifor Fresenius Medical Care Renal Pharma Ltd., or Vifor, for the development and commercialization of Veltassa outside the United States and Japan.

•	We entered into a co-detailing agreement with Sanofi Aventis US LLC, or Sanofi, for promotion of Veltassa in the United States.

•	We added approximately 300 employees, including a sales force of approximately 133 representatives, to support commercialization of Veltassa.

Role of the Compensation Committee and the Board

Our compensation committee is responsible for establishing and overseeing our executive compensation program, annually reviewing and determining the compensation for our executive officers, other than our chief executive officer, and reviewing and recommending the compensation for our chief executive officer to our board of directors. Our compensation committee meets frequently to timely and consistently address compensation matters, and is composed of entirely “independent directors” as defined under NASDAQ rules.

In evaluating the compensation for our executive officers, our compensation committee considers the Company’s achievement of its corporate objectives, the executive officer’s achievement of his or her individual objectives, market data and analysis from the compensation committee’s independent compensation consultant, the executive officer’s current and prior total compensation and compensation relative to other executive officers, the executive officer’s role, experience and expertise, our retention objectives and the recommendation of our chief executive officer to whom each executive officer reports, except that the chief executive officer does not provide a recommendation regarding his own compensation.

Our board of directors is responsible for annually reviewing and determining the compensation for our chief executive officer. In evaluating the compensation for our chief executive officer, our board of directors considers the Company’s achievement of its corporate objectives, market data and analysis from the compensation committee’s independent consultant and the recommendation of our compensation committee, among other factors. Our chief executive officer is not present for the discussion and approval of his compensation at the compensation committee or the board of directors meetings.

Role of the Independent Compensation Consultant and Market Data

Our compensation committee has retained an independent compensation consultant, Radford, to provide data and analysis regarding our executive compensation program and practices. Radford reports directly to our compensation committee and does not provide any non-compensation related services to us. Our compensation committee annually evaluates Radford’s independence and whether any conflicts of interest may exist with Radford.

Our compensation committee annually reviews the compensation for our executive officers, including our NEOs, against Radford’s compensation market data derived from its Global Life Sciences Survey and our peer group of companies. Our peer group of companies, and our selection criteria, are reviewed and determined annually by our compensation committee in consultation with Radford. Our selection criteria in 2015 included public biotechnology and pharmaceutical companies in late-stage development or early commercialization with comparable market capitalization, number of employees and research and development expenses. Our peer group of companies in 2015 is set forth below.

• Aegerion Pharmaceuticals	• Immunomedics	• Portola Pharmaceuticals
• Anacor Pharmaceuticals	• Infinity Pharmaceuticals	• PTC Therapeutics
• Celldex Therapeutics	• Insmed	• Raptor Pharmaceuticals
• Cempra	• Keryx Biopharmaceuticals	• Sangamo BioSciences
• Clovis Oncology	• Kythera Biopharmaceuticals	• Sarepta Therapeutics
• Durata Therapeutics	• Neurocrine Biosciences	• Synta Therapeutics
• Dyax	• New Link Genetics	• Tesaro
• Dynavax Technologies	• Novavax	• Xoma
• Halozyme Therapeutics	• OncoMed Pharmaceuticals
• ImmunoGen	• Orexigen Therapeutics

Our compensation committee does not make compensation decisions based solely on market data. Rather, such data is one factor considered by our compensation committee in evaluating whether our executive compensation is competitive in the marketplace. Our compensation committee generally considers the market 50th percentile to be competitive, but individual compensation decisions are based on a number of additional factors including role, experience, expertise, performance and retention objectives.

Role of Stockholder “Say-on-Pay” Votes

In prior years, we were an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and not required to hold a vote, on a non-binding, advisory basis, on the compensation of our named executive officers, or a “Say-on-Pay” vote. Accordingly, we have not had an opportunity to consider the results of a Say-on-Pay vote in reviewing and determining the compensation for our named executive officers. This year, we will hold our first Say-on-Pay vote. Although Say-on-Pay votes are advisory and non-binding, we plan to consider the results of such votes in reviewing and determining the compensation for our named executive officers in the future because we value the opinion of our stockholders.

Key Components of Executive Compensation Program

Our executive compensation program consists of the following key components:

•	base salary;

•	eligibility for an annual performance-based cash bonus;

•	eligibility for long-term equity awards; and

•	severance and change in control benefits.

In addition, our executive officers, including our NEOs, are eligible to participate in our 401(k) plan, our 2013 Employee Stock Purchase Plan, and our health and welfare plans on the same basis as our other employees.

Base Salary

We pay base salaries to our executive officers to compensate them for their day-to-day services and provide a reasonable degree of financial certainty. At the time of hire, base salaries are set for our executive officers, including our NEOs, based on a number of factors including the individual’s role, experience and expertise and market data for comparable positions. Typically, at the beginning of each year, our compensation committee reviews such factors, and corporate and individual performance and retention objectives, to determine if an increase in base salary is appropriate for our executive officers, including our NEOs, except that our board of directors determines if an increase is appropriate for our chief executive officer. Annual base salary increases are not guaranteed.

2015 Base Salary

In February 2015, our compensation committee and board of directors, in the case of Mr. Orwin, considered the factors described above and approved the 2015 annual base salaries for our NEOs, excluding Dr. Berman, set forth in the table below. These salaries were effective as of February 16, 2015.

Name	2015 Base Salary	2014 Base Salary	Increase from 2014
John A. Orwin	$550,000	$520,000	5.8%
Kristine M. Ball	$360,000	$310,000	16.13%
Stephen D. Harrison, Ph.D.	$385,000	—	—
Scott Garland	$415,000	—	—

The 2015 bases salaries for our NEOs were generally at the market 50th percentile, except for Mr. Garland’s base salary. The base salaries for Dr. Harrison and Mr. Garland reflect their new hire base salaries determined at the end of 2014 when each was hired, and which were not increased in February 2015. Mr. Garland’s new hire base salary was generally at the market 75th percentile in recognition of his prior experience and the criticality of his role in successfully transitioning the Company from the development stage to the commercial stage.

Dr. Berman’s base salary was not increased in February 2015 because his base salary was increased in September 2014. Our compensation committee increased Dr. Berman’s base salary from $360,000 to $415,000 based on a number of factors, including bringing his base salary generally to the market 50th percentile and internal pay equity. This increase was effective as of October 1, 2014.

Annual Performance-Based Cash Bonus

We believe that a significant portion of each executive officer’s total compensation should be tied to performance. Our annual performance-based cash bonuses are paid solely on achievement of corporate objectives, in the case of our chief executive officer, and on achievement of corporate and individual objectives, in the case of our other executive officers, including our NEOs. Annual cash bonuses are not guaranteed.

At the beginning of each year, our compensation committee and board of directors, in the case of our chief executive officer, determines the target annual bonus for each executive officer, including each NEO, based on market data for comparable positions. In addition, consistent with typical market practice, our compensation committee sets target annual bonuses at the same percentage for each of our executive officers, other than our chief executive officer, to ensure parity across our executive team. Target annual bonuses are expressed as a percentage of base salary.

2015 Target Annual Bonus

In February 2015, our compensation committee and board of directors, in the case of Mr. Orwin, considered the factors described above and approved the 2015 target annual bonuses for our NEOs set forth in the table below.

Name	2015 Target Annual Bonus	2014 Target Annual Bonus
John A. Orwin	55%	50%
Kristine M. Ball	40%	35%
Stephen D. Harrison, Ph.D.	40%	—
Lance Berman, M.D., M.S.	40%	35%
Scott Garland	40%	—

The 2015 target annual bonuses for our NEOs were generally at the market 50th percentile. The target annual bonuses for Dr. Harrison and Mr. Garland reflect their new hire target annual bonuses determined at the end of 2014 when each was hired, and which were not increased in February 2015.

Corporate and Individual Objectives

At the beginning of each year, our board of directors, after a proposal by management and a recommendation by our compensation committee, establishes corporate objectives for the year that it believes will be the most significant drivers of the Company’s short-term and long-term success. Each corporate objective has a specific weighting, and may include additional specific weightings for underachievement and overachievement. Typically, our corporate objectives do not change after they have been established and include target achievement dates based on calendar quarters. Unexpected circumstances and events, whether positive or negative, may be taken into account in assessing achievement of the corporate objectives. Our corporate objectives are not expected to be attained based on average or below average performance.

In addition, at the beginning of each year, our chief executive officer, in consultation with our compensation committee and each executive officer, establishes individual objectives for each executive officer, including our NEOs. Our chief executive officer does not have individual objectives. Rather, his annual bonus is based 100% on achievement of the corporate objectives. The individual objectives are generally designed to align the objectives of each NEO and his or her department with the corporate objectives. The annual bonus for each NEO, other than our chief executive officer, is based on the following weighting: 75% based on achievement of corporate objectives and 25% based on achievement of individual objectives. The individual objectives are intended to require significant effort on the part of our NEOs; therefore, these objectives are not expected to be attained based on average or below average performance.

There is no minimum or maximum achievement for corporate objectives or individual objectives. Our compensation committee and our board of directors, in the case of our corporate objectives, weighs the achievement, partial achievement, non-achievement or overachievement for each corporate and, if applicable, individual objective to determine the overall achievement level.

At the beginning of the year after the corporate objectives were established, our board of directors, after a management self-assessment and recommendation by our compensation committee, evaluates our achievement of the prior year’s corporate objectives and determines the Company’s overall percentage achievement level. We do not publicly disclose our detailed corporate objectives as they contain competitively sensitive information and are not material to an understanding of our NEO compensation. However, we summarize our corporate objectives to provide stockholders with meaningful information regarding our NEO compensation.

For 2015, our corporate objectives, weightings and achievement levels are summarized in the table below.

Category	Corporate Objective	Weighting	Achievement Level
U.S. Regulatory	• Achieve certain goals related to New Drug Application, or NDA, acceptance • Engage in certain regulatory interactions and preparations in support of NDA	20%	18%
Commercial	• Advance commercial activities in support of potential product launch	20%	22%
Manufacturing	• Advance manufacturing activities in support of potential product launch	20%	24%
Finance	• Achieve certain financial and business development objectives	10%	12%
Scientific	• Define and execute certain research efforts	10%	10%
E.U. Regulatory	• Engage in certain regulatory interactions and preparations in support of Marketing Authorization Application	5%	5%
Clinical	• Initiate certain clinical studies	5%	6%
Medical Affairs	• Build medical affairs capabilities	5%	5%
Organizational	• Build infrastructure to support a public, commercial-stage company	5%	5%

	Total	100%	107%

In February 2016, our board of directors evaluated our achievement of the 2015 corporate objectives. Our board of directors considered our actual results against the specific deliverables, timelines and weightings associated with each corporate objective, the extent to which unexpected events or circumstances positively or negatively affected our results, management’s self-assessment and our compensation committee’s recommendation. Our board of directors determined that we substantially, but not fully, achieved our U.S. regulatory objective, fully achieved our scientific, E.U. regulatory, medical affairs, and organizational objectives, and overachieved our other corporate objectives. In particular, our board of directors determined that we overachieved: our commercial objective based on our timely, complete and high quality commercial readiness for Veltassa; our manufacturing objective based on meeting our overachievement goal related to improved manufacturing; and our finance objective based on our successful capital raising efforts, our Vifor license agreement and our Sanofi detailing agreement. Our board of directors further determined that we built long-term value for our stockholders with our success in 2015, including as described under “2015 Corporate Performance” above. Accordingly, our board of directors approved a 107% achievement level of the 2015 corporate objectives.

Historically, our board of directors has determined that we achieved our corporate objectives at the levels set forth in the table below.

Year	Percentage Achievement Level of Corporate Objectives
2014	96%
2013	100%

In addition, in February 2016, our compensation committee and Mr. Orwin evaluated each executive officer’s achievement of his or her 2015 individual objectives, taking into consideration each executive officer’s self-assessment. The 2015 individual objectives, including for each NEO, were generally aligned with our 2015 corporate objectives. Ms. Ball’s individual objectives were primarily related to capital raising efforts, building our financial infrastructure to support a public, commercial-stage company, financial reporting, business development activities and investor relations activities. Dr. Harrison’s individual objectives were related primarily to defining and executing certain research efforts and providing development support for Veltassa. Dr. Berman’s individual objectives were related primarily to initiating certain clinical studies, building our medical affairs capabilities and providing clinical support for Veltassa. Mr. Garland’s individual objectives were related primarily to advancing comprehensive commercial activities to achieve commercial readiness for Veltassa.

Our compensation committee determined that Dr. Harrison had achieved 100% of his individual objectives. Our compensation committee further determined that Ms. Ball, Dr. Berman and Mr. Garland each had achieved 110% of his or her individual objectives based on the following factors: Ms. Ball’s successful capital raising efforts and significant contributions to our Vifor and Sanofi agreements; Dr. Berman’s significant clinical support for Veltassa; and Mr. Garland’s significant contributions to our timely, complete and high-quality commercial readiness for Veltassa.

2015 Annual Bonuses

The 2015 annual cash bonuses of our NEOs are set forth in the table below.

Name	2015 Target Bonus	2015 Bonus Eligible Salary	Weighting of Corporate Objectives	Weighting of Individual Objectives	2015 Achievement Level of Corporate Objectives	2015 Achievement Level of Individual Objectives	2015 Annual Cash Bonus
John A. Orwin	55%	$546,250	100%	N/A	107%	N/A	$321,468
Kristine M. Ball	40%	$353,750	75%	25%	107%	110%	$152,466
Stephen D. Harrison, Ph.D.	40%	$355,385	75%	25%	107%	100%	$149,617
Lance Berman, M.D., M.S.	40%	$415,000	75%	25%	107%	110%	$178,865
Scott Garland	40%	$415,000	75%	25%	107%	110%	$178,865

Long-Term Equity Awards

We believe that equity awards, the value of which depends on our corporate performance and stock performance over time, are critical to our long-term corporate success and the alignment of the long-term interests of our executive officers with our stockholders. At the time of hire, equity awards are granted to our executive officers, including our NEOs, based on a number of factors, including the individual’s role, experience and expertise and market data for comparable positions. This market data is used to compare the competitiveness of our equity awards based on total Black-Scholes value and percentage ownership of the Company. Historically, new hire equity awards consisted of time-based stock options only. Beginning in July 2015, new hire equity awards consist of time-based stock options and restricted stock units, or RSUs.

Each year, our executive officers, including our NEOs, may be eligible to receive an annual equity award consisting of time-based stock options and RSUs. Our compensation committee and board of directors, in the case of our chief executive officer, determine the size of the annual equity awards for our NEOs based on the factors described above for new hire equity awards, and based on corporate and, if applicable, individual performance and our retention objectives. Annual equity awards are not guaranteed.

Our time-based new hire equity awards and annual equity awards, including stock options and RSUs, vest over a four-year period. We believe that awards with a four-year vesting period encourage retention, and encourage alignment of the long-term interests of our executive officers with our stockholders. Specifically, our executive officers are incentivized to remain with the Company over time and to drive our corporate success to increase our stock price. In addition, we believe RSUs are an important part of our efforts to attract and retain employees by providing them with more predictable value in their equity awards.

2015 New Hire Equity Award to Dr. Harrison

Dr. Harrison was hired on December 15, 2014. Pursuant to our company-wide equity granting process, employees hired from the 1st of a month through the 15th of a month are granted their new hire equity award by our compensation committee on the 1st of the following month or the next trading day. Accordingly, Dr. Harrison’s new hire stock options were granted on January 2, 2015. Dr. Harrison was granted an option to purchase 75,000 shares of our common stock with an exercise price per share of $30.80, which was the closing trading price of our common stock on the grant date. The size of Dr. Harrison’s new hire stock option grant was generally at the 50th percentile based on market data. In addition, such options vest and become exercisable over a four-year period at the rate of 1/4 of the original grant on December 15, 2015, and thereafter 1/48 of the original grant each month while Dr. Harrison remains a service provider to the Company.

2015 Annual Equity Awards

In August 2015, our compensation committee and board of directors, in the case of Mr. Orwin, considered the factors described under “Long-Term Equity Awards” above and approved the annual equity awards to our NEOs as set forth in the table below.

Name	Stock Options (Number of Shares)	Restricted Stock Units (Number of Shares)
John A. Orwin	105,000	22,500
Kristine M. Ball	38,500	8,250
Stephen D. Harrison, Ph.D.	35,000	7,500
Lance Berman, M.D., M.S.	38,500	8,250
Scott Garland	35,000	7,500

The 2015 annual equity awards for our NEOs were generally at the market 50th percentile, except for Mr. Orwin’s annual equity award. Mr. Orwin’s annual equity award was generally at the market 60th percentile.

The above stock options have an exercise price per share of $28.38, which was the closing trading price of our common stock on the grant date. In addition, such options vest and become exercisable over a four-year period at the rate of 1/4 of the original grant on August 14, 2016, and thereafter 1/48 of the original grant each month while the NEO remains a service provider to the Company. The above RSUs vest over a four-year period at the rate of 1/4 of the original grant on each anniversary of August 14, 2015 while the NEO remains a service provider to the Company.

2015 Retention Equity Awards

In November 2015, our compensation committee and board of directors approved retention equity awards to all employees hired prior to October 1, 2015, including our NEOs as set forth in the table below. The retention equity awards are exceptional, one-time awards. We believed these awards were critical to employee retention in an extremely competitive Northern California labor market after a significant decline in our stock price resulted in a significant decline in the value of the Company’s prior awards. We believed these awards were also critical to the success of the commercial launch of Veltassa, and the success of the Company in 2016.

For our NEOs, the 2015 retention equity awards consist of performance-based stock options, time-based RSUs, and performance-based RSUs. Because the retention equity awards are exceptional awards, we believed that a significant portion should be based on our achievement of important corporate performance objectives by specified deadlines, and should be forfeited if such objectives are not timely achieved. The three corporate performance objectives are: a U.S. regulatory objective, a European Union regulatory objective, and a net revenue objective, each to be achieved by a specified deadline.

Name	Performance-Based Stock Options (Number of Underlying Shares)	Time-Based Restricted Stock Units (Number of Underlying Shares)	Performance-Based Restricted Stock Units (Number of Underlying Shares)
John A. Orwin	67,500	16,875	16,875
Kristine M. Ball	25,000	6,250	6,250
Stephen D. Harrison, Ph.D.	25,000	6,250	6,250
Lance Berman, M.D., M.S.	25,000	6,250	6,250
Scott Garland	25,000	6,250	6,250

The above performance-based stock options have an exercise price per share of $18.87, which was the closing trading price of our common stock on the grant date. In addition, such options vest and become exercisable at the rate of 1/3 of the original grant upon achievement of each of the three corporate performance objectives, respectively, by the specified deadline, while the NEO remains a service provider to the Company. If any corporate performance objective is not achieved by the specified deadline, then the shares underlying the applicable portion of the grant expire without vesting.

The above time-based RSUs vest over a three-year period at the rate of 1/3 of the original grant on each anniversary of December 15, 2015 while the NEO remains a service provider to the Company.

The above performance-based RSUs vest at the rate of 1/3 of the original grant upon achievement of each of the three corporate performance objectives, respectively, by the specified deadline, while the NEO remains a service provider to the Company. If any corporate performance objective is not achieved by the specified deadline, then the shares underlying the applicable portion of the award expire without vesting.

In the event of a change in control as defined in the Company’s 2013 Equity Incentive Award Plan, any portion of the above 2015 retention equity awards that vests on achievement of a corporate performance objective that is outstanding as of the date of such change in control automatically converts into a time-based award such that the applicable portion of the award vests and, if applicable, becomes exercisable on the applicable deadline for such portion of the award, while the NEO remains a service provider to the Company.

Severance and Change in Control Benefits

We believe severance and change in control benefits are a customary part of executive compensation and necessary to attract and retain executive officers. We also believe these benefits encourage retention through the conclusion of a change in control transaction that could maximize stockholder value. We have entered into an employment agreement with each of our executive officers, including our NEOs, that provides for certain severance and change in control benefits, among other things, in exchange for certain non-solicitation and confidentiality restrictive covenants.

Our change in control benefits are “double trigger” benefits. The change in control alone does not trigger benefits. Benefits are paid only if our NEO’s employment is terminated during the twelve-month period after the change of control. We believe “double trigger” benefits maximize stockholder value because they prevent significant unintended compensation to our NEOs in the event of a non-hostile change in control, while still providing our NEOs with appropriate incentives to cooperate in negotiating and concluding any change in control.

Under our offer letter agreement with Mr. Orwin as amended in August 2014, if he is terminated without cause or resigns for good reason (each as defined in his agreement) at any time other than during the 12-month period following a change in control (as defined in his agreement), and he executes and does not revoke a general release of all claims against the company and complies with his continuing obligations to the company, then Mr. Orwin is entitled to receive:

(i)	a cash payment equal to 12 months of his then-existing base salary payable in a lump sum;

(ii)	payment by us of COBRA premiums for up to 12 months; and

(iii)	the accelerated vesting of his unvested equity awards with respect to the number of shares that would have vested had he remained employed with the company for an additional 12 months following his termination date.

In addition, if Mr. Orwin is terminated without cause or resigns for good reason during the 12-month period following a change in control, and he executes and does not revoke a general release of all claims against the company and complies with his continuing obligations to the company, then Mr. Orwin is entitled to receive:

(i)	a cash payment equal to 12 months of his then-existing base salary payable in a lump sum;

(ii)	a cash payment equal to his pro-rata target annual bonus payable in a lump sum, provided that the company and Mr. Orwin were “on target” to achieve all applicable performance objectives for such annual bonus;

(iii)	payment by us of COBRA premiums for up to 12 months; and

(iv)	the accelerated vesting of his unvested equity awards.

Under our standard executive employment agreements with each of our NEOs, other than Mr. Orwin, if the executive is terminated without cause or resigns for good reason (each as defined in the agreements) at any time other than during the 12-month period following a change in control (as defined in the agreements), and the executive executes and does not revoke a general release of all claims against the company and complies with his or her continuing obligations to the company, then the executive is entitled to receive:

(i)	a cash payment equal to 9 months of the executive’s then-existing base salary payable in equal installments; and

(ii)	payment by us of COBRA premiums for up to 9 months.

In addition, if the executive is terminated without cause or resigns for good reason during the 12-month period following a change in control, and the executive executes and does not revoke a general release of all claims against the company and complies with his or her continuing obligations to the company, then the executive is entitled to receive:

(i)	a cash payment equal to 12 months of the executive’s then-existing base salary payable in a lump sum,

(ii)	a cash payment equal to the executive’s pro-rata target annual bonus payable in a lump sum, provided that the company and the executive were “on target” to achieve all applicable performance objectives for such annual bonus;

(iii)	payment by us of COBRA premiums for up to 12 months; and

(iv)	the accelerated vesting of the executive’s unvested equity awards.

The table under “Executive Employment Agreements and Potential Payments on Termination or Change in Control” below quantifies the potential payments that would have become due to our NEOs assuming that one of the triggering events described above occurred as of December 31, 2015.

401(k) Plan, Employee Stock Purchase Plan and Health and Welfare Plans

Our NEOs are eligible to participate in our company-sponsored benefit plans on the same basis as other employees, including our 401(k) plan, our 2013 Employee Stock Purchase Plan, health plans, life insurance plan and long-term and short-term disability plans. In 2015, we did not provide matching contributions to employees under our 401(k) plan.

Other NEO Compensation in 2015

Mr. Garland was hired effective as of October 31, 2014. Pursuant to Mr. Garland’s offer letter, he was entitled to receive a one-time, sign-on bonus in the amount of $150,000, with $50,000 of such amount payable on the first anniversary of his hire date. Accordingly, Mr. Garland was paid the remaining $50,000 of his sign-on bonus in November 2015.

Other Compensation Policies and Information

Pension Benefits and Nonqualified Deferred Compensation

Currently, we do not provide a pension plan or a nonqualified deferred compensation plan to our employees, including our NEOs.

Perquisites

Currently, we do not provide perquisites to our executive officers, including our NEOs. In the future, we may decide to provide perquisites to our NEOs in limited circumstances as determined by our compensation committee.

Short Sales, Hedging, Pledging and Derivate Transactions

Under our Insider Trading Compliance Policy we prohibit directors, executive officers, including our NEOs, and all other employees from engaging in short sales, hedging and similar transactions designed to decrease the risks associated with holding our securities, pledging our securities as collateral for loans and transactions involving derivative securities relating to our common stock.

Impact of Accounting and Tax Requirements on Compensation

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, disallows a tax deduction to any public corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and to certain other highly compensated officers. Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code.

Under an exception to Section 162(m), certain compensation paid pursuant to a compensation plan in existence before the effective date of our initial public offering will not be subject to the $1 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the offering occurs, or calendar year 2016 in the case of the company. We have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our executive officers, including our NEOs. While we will continue to monitor our compensation programs in light of Section 162(m), our compensation committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our company and our stockholders, particularly as we continue our growth as a public company. As a result, we have not adopted a policy requiring that all compensation be deductible and the compensation committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of our company and our stockholders. Our compensation committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive officers.

Taxation of “Golden Parachute” Payments and Deferred Compensation

We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during fiscal 2015, and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement. Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or the ASC Topic 718, formerly known as SFAS 123(R), for our stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all stock-based payment awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an NEO is required to render service in exchange for the option or other award.

We account for equity compensation paid to our employees under the rules of ASC Topic 718, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 401(b) of Regulation S-K with the Company’s management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for the 2016 Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Compensation Committee Paul J. Hastings, Chairman John P. Butler Kenneth J. Hillan

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

2015 Summary Compensation Table

The following table shows information regarding the compensation of our NEOs for services performed in the year ended December 31, 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
John A. Orwin	2015	546,250	—	1,275,413	3,028,294	321,468	780	5,172,205
President and Chief Executive Officer	2014	514,375	25,700	544,200	1,960,660	246,900	396	3,292,231
	2013	257,292	29,973	—	4,792,760	120,027	398	5,200,450

Kristine M. Ball	2015	353,750	—	470,010	1,113,594	152,466	780	2,090,600
Chief Financial Officer and Senior Vice President

Stephen D. Harrison, Ph.D.	2015	355,385	—	448,725	2,801,339	149,617	780	3,755,846
Chief Scientific Officer and Senior Vice President

Lance Berman, M.D., M.S.	2015	415,000	—	470,010	1,113,594	178,865	125	2,177,594
Chief Medical Officer and Senior Vice President	2014	367,375	—	204,075	726,170	126,332	—	1,423,952
	2013	309,000	12,926	—	251,348	72,074	25,372	670,720

Scott Garland	2015	415,000	50,000	448,725	1,041,624	178,865	780	2,134,994
Chief Commercial Officer and Senior Vice President	2014	70,763	100,000	—	1,642,501	—	66	1,813,330

(1)	The amounts reported in the Bonus column represent a special, one-time cash sign-on bonus paid to Mr. Garland upon commencement of employment, $50,000 of which was payable in 2015. The $50,000 sign-on bonus paid to Mr. Garland in 2015 is described under “Compensation Discussion and Analysis” above.
(2)	The amounts reported in the Stock Awards column represent the grant date fair value of the RSUs granted to our NEOs as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the RSUs reported in the Stock Awards column are set forth in Note 13 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. For the performance-based RSUs awarded in November 2015, the amount reported represents the grant date fair value based upon both the probable and maximum outcome of the performance goals. See “Compensation Discussion and Analysis” above for more details about the performance-based RSUs.

(3)	The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to our NEOs as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 13 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based vesting conditions. For the performance-based stock options awarded in November 2015, the amount reported represents the grant date fair value based upon both the probable and maximum outcome of the performance goals. See “Compensation Discussion and Analysis” above for more details about the performance-based stock options.
(4)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the annual performance-based cash bonuses earned by our NEOs pursuant to the achievement of certain corporate and individual performance objectives. For 2015, these amounts were paid to our NEOs in early 2016. The annual performance-based cash bonuses paid to our NEOs in 2015 are described under “Compensation Discussion and Analysis” above.
(5)	The amounts reported in the All Other Compensation column represent (a) a $25,000 relocation payment to Dr. Berman in connection with relocating to the San Francisco Bay Area pursuant to his original employment agreement with us; (b) certain long-term disability payments by us on behalf of the NEOs, other than Dr. Berman, which are available to all employees on the same basis; and (c) an annual holiday gift to our NEOs, which is given to all employees on the same basis.

Grants of Plan-Based Awards For Fiscal Year 2015

The following table below sets forth the individual grants of awards made to each of our NEOs during 2015. For a description of the individual amounts indicated below, please see our “Compensation Discussion and Analysis” above.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/sh.)(6)	Grant Date Fair Market Value of Awards ($)(7)
		Target ($)	Threshold (#)	Target (#)	Maximum (#)
John Orwin	8/10/2015	—	—	—	—	—		105,000	28.38	2,159,088
	8/10/2015	—	—	—	—	22,500	(3)	—	—	638,550
	11/6/2015	—	22,500	67,500	—	—		—	18.87	—
	11/6/2015	—	—	—	—	16,875	(4)	—	—	318,431
	11/6/2015	—	5,625	16,875	—	—		—	—	—
	—	300,438	—	—	—	—		—	—	—
Kristine M. Ball	8/10/2015	—	—	—	—	—		38,500	28.38	791,666
	8/10/2015	—	—	—	—	8,250	(3)	—	—	234,135
	11/6/2015	—	8,333	25,000	—	—		—	18.87	—
	11/6/2015	—	—	—	—	6,250	(4)	—	—	117,938
	11/6/2015	—	2,083	6,250	—	—		—	—	—
	—	141,500	—	—	—	—		—	—	—
Stephen D. Harrison, Ph.D.	1/2/2015	—	—	—	—	—		75,000	30.80	1,759,715
	8/10/2015	—	—	—	—	—		35,000	28.38	719,696
	8/10/2015	—	—	—	—	7,500	(3)	—	—	212,850
	11/6/2015	—	8,333	25,000	—	—		—	18.87	—
	11/6/2015	—	—	—	—	6,250	(4)	—	—	117,938
	11/6/2015	—	2,083	6,250	—	—		—	—	—
	—	142,154	—	—	—	—		—	—	—
Lance Berman, M.D., M.S.	8/10/2015	—	—	—	—	—		38,500	28.38	791,666
	8/10/2015	—	—	—	—	8,250	(3)	—	—	234,135
	11/6/2015	—	8,333	25,000	—	—		—	18.87	—
	11/6/2015	—	—	—	—	6,250	(4)	—	—	117,938
	11/6/2015	—	2,083	6,250	—	—		—	—	—
	—	166,000	—	—	—	—		—	—	—
Scott Garland	8/10/2015	—	—	—	—	—		35,000	28.38	719,696
	8/10/2015	—	—	—	—	7,500	(3)	—	—	212,850
	11/6/2015	—	8,333	25,000	—	—		—	18.87	—
	11/6/2015	—	—	—	—	6,250	(4)	—	—	117,938
	11/6/2015	—	2,083	6,250	—	—		—	—	—
	—	166,000	—	—	—	—		—	—	—

(1)	Our 2015 annual performance-based cash bonus program for our NEOs was approved by the compensation committee of the board of directors in early 2015. The actual amounts paid to our NEOs as non-equity incentive plan awards for fiscal 2015 are reflected in the Summary Compensation Table above. See the “Compensation Discussion and Analysis” section for a description of our annual performance-based cash bonus program. The target column assumes the target achievement for both corporate and, for all NEOs except Mr. Orwin, individual objectives. The target bonus amount can be calculated by multiplying the base salary of each named executive officer by the target percentage of 55% for Mr. Orwin and 40% for all other NEOs. There is no minimum or maximum achievement under our current annual performance-based cash bonus program.

(2)	The amounts shown reflect estimated payouts of performance-based stock options and stock awards that may vest upon the achievement of certain pre-established corporate performance objectives. The threshold column assumes achievement of only one of the three separate corporate performance measures and the target column assumes achievement of each corporate performance measure. There is no maximum above the target number of shares listed in the table above regardless of performance achieved. See the section entitled “Key Components of Executive Compensation Program – Long-Term Equity Awards” above for more information.
(3)	The amounts shown reflect time-based vesting stock awards, 1/4 of the RSUs shall vest on each anniversary of the vesting commencement date, so that 100% of the RSUs are vested on the fourth anniversary of the vesting commencement date, subject to the holder continuing to provide services to the company through each vesting date.
(4)	The amounts shown reflect time-based vesting stock awards, 1/3 of the RSUs shall vest on each anniversary of the vesting commencement date, so that 100% of the RSUs are vested on the third anniversary of the vesting commencement date, subject to the holder continuing to provide services to the company through each vesting date.
(5)	The amounts shown reflect time-based vesting option awards, 1/4 of the shares subject to each option shall vest on the first anniversary of the vesting commencement date with the remaining 3/4 of the shares vesting monthly in substantially equal installments over the following 36 months, subject to the holder continuing to provide services to the company through each vesting date.
(6)	The exercise price for options is the closing market price of the Company’s common stock on the date the compensation committee approved the option grants.
(7)	The amounts reported in the Grant Date Fair Market Value of Awards column represent the grant date fair value of the options or RSUs granted to our NEOs during 2015 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options and RSUs reported in the Grant Date Fair Market Value of Awards column are set forth in Note 13 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. The amounts reported in this column exclude the impact of estimated forfeitures related to service-based vesting conditions.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth specified information concerning unexercised stock options and unvested stock awards for each of the NEOs outstanding as of December 31, 2015.

Name	Vesting Commencement Date		Option Awards					Stock Awards(7)
			Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Note Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Note Vested ($)(8)
			Exercisable	Unexercisable
John A. Orwin	6/17/2013	(1)	727,877			7.40	7/23/2023
	8/14/2014	(2)	31,500	63,000		27.21	8/12/2024
	8/14/2014	(3)						15,000	408,150
	8/10/2015	(2)		105,000		28.38	8/9/2025
	8/10/2015	(3)						22,500	638,550
	11/6/2015	(4)			67,500	18.87	11/5/2025
	11/6/2015	(5)						16,875	318,431
	11/6/2015	(6)								16,875	318,431
Kristine M. Ball.	11/27/2012	(1)	122,872			3.96	12/4/2022
	7/24/2013	(1)	43,603			7.40	7/23/2023
	8/14/2014	(2)	11,666	23,334		27.21	8/12/2024
	8/14/2014	(3)						5,625	153,056
	8/10/2015	(2)		38,500		28.38	8/9/2025
	8/10/2015	(3)						8,250	234,135
	11/6/2015	(4)			25,000	18.87	11/5/2025
	11/6/2015	(5)						6,250	117,938
	11/6/2015	(6)								6,250	117,938
Stephen D. Harrison, Ph.D.	12/15/2014	(2)	18,750	56,250		30.80	12/31/2024
	8/10/2015	(2)		35,000		28.38	8/9/2025
	8/10/2015	(3)						7,500	212,850
	11/6/2015	(4)			25,000	18.87	11/5/2025
	11/6/2015	(5)						6,250	117,938
	11/6/2015	(6)								6,250	117,938
Lance Berman, M.D., M.S.	12/9/2011	(2)	10,668			3.96	12/13/2021
	9/19/2012	(1)	21,765			3.96	9/27/2022
	7/24/2013	(1)	25,414			7.40	7/23/2023
	8/14/2014	(2)	11,666	23,334		27.21	8/12/2024
	8/14/2014	(3)						5,625	153,056
	8/10/2015	(2)		38,500		28.38	8/9/2025
	8/10/2015	(3)						8,250	234,135
	11/6/2015	(4)			25,000	18.87	11/5/2025
	11/6/2015	(5)						6,250	117,938
	11/6/2015	(6)								6,250	117,938
Scott Garland.	10/31/2014	(2)	29,166	70,834		21.36	11/15/2024
	8/10/2015	(2)		35,000		28.38	8/9/2025
	8/10/2015	(3)						7,500	212,850
	11/6/2015	(4)			25,000	18.87	11/5/2025
	11/6/2015	(5)						6,250	117,938
	11/6/2015	(6)								6,250	117,938

(1)	This option is early exercisable.
(2)	The amounts shown reflect time-based vesting option awards, 1/4 of the shares subject to each option shall vest on the first anniversary of the vesting commencement date with the remaining 3/4 of the shares vesting monthly in substantially equal installments over the following 36 months, subject to the holder continuing to provide services to the company through each vesting date.

(3)	The amounts shown reflect time-based vesting stock awards, 1/4 of the RSUs shall vest on each anniversary of the vesting commencement date, so that 100% of the RSUs are vested on the fourth anniversary of the vesting commencement date, subject to the holder continuing to provide services to the company through each vesting date.
(4)	The amounts shown reflect performance-based vesting option awards that may vest upon the achievement of certain pre-established corporate performance objectives, subject to the holder continuing to provide services to the company through each vesting date, as detailed above in the section entitled “Key Components of Executive Compensation Program – Long-Term Equity Awards” above.
(5)	The amounts shown reflect time-based vesting stock awards, 1/3 of the RSUs shall vest on each anniversary of the vesting commencement date, so that 100% of the RSUs are vested on the third anniversary of the vesting commencement date, subject to the holder continuing to provide services to the company through each vesting date.
(6)	The amounts shown reflect performance-based vesting stock awards that may vest upon the achievement of certain pre-established corporate performance objectives, subject to the holder continuing to provide services to the company through each vesting date, as detailed above in the section entitled “Key Components of Executive Compensation Program – Long-Term Equity Awards” above.
(7)	Represents the closing price of a share of our common stock on December 31, 2015 ($28.34) multiplied by the number of shares or units that have not vested.
(8)	Amount shown is based on achieving the target level of each of the three corporate performance goals using the closing price of a share of our common stock on December 31, 2015 ($28.34).

Option Exercises and Stock Vested in Fiscal Year 2015

The following table sets forth the number of shares acquired and the value realized upon exercises of stock options and vesting of RSUs during the fiscal year ended December 31, 2015 by each of our NEOs.

	Option Awards		Stock Awards
(A) Name	(B) Number of Shares Acquired on Exercise (#)	(C) Value Realized on Exercise ($) (1)	(D) Number of Shares Acquired on Vesting (#)	(E) Value Realized on Vesting ($) (1)
John A. Orwin	103,555	2,398,096	5,000	124,450
Kristine M. Ball	6,000	207,240	1,875	46,669
Stephen D. Harrison, Ph.D.	—	—	—	—
Lance Berman, M.D., M.S.	35,750	939,637	1,875	46,669
Scott Garland	—	—	—	—

(1)	Value realized on exercise is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer. The value realized on vesting of RSUs represents the number of shares vested multiplied by the closing per share price of our common stock on the date of vesting.

EXECUTIVE EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

We have entered into employment agreements with each of our executive officers, including our NEOs. With the exception of his own arrangement, each of these employment agreements was negotiated on our behalf by Mr. Orwin, with the oversight and approval of our board of directors. Mr. Orwin’s agreement was negotiated directly with the Chairman of our compensation committee and approved by our board of directors.

Our employment agreements with our executive officers, including our NEOs, set forth the terms and conditions of employment, including initial base salary, initial target annual bonus, new hire equity award, sometimes a one-time sign-on bonus depending on the individual circumstances and standard employee benefit plan participation. These agreements were each subject to execution of our standard proprietary information and invention assignment agreement.

We may terminate the employment of Mr. Orwin under his employment agreement without cause at any time and for any reason by delivering written notice with the effective date of termination as of the date of the notice or such other date specified in the notice. Mr. Orwin must give 30 days’ written notice to terminate his employment for other than good reason. We or the other NEOs may terminate their employment under their employment agreements at any time, with or without advance notice, and for any reason.

In addition, our employment agreements with our executive officers, including our NEOs, provide for certain severance and change in control benefits as described under “Severance and Change in Control Benefits” above in exchange for certain non-solicitation and confidentiality restrictive covenants. The following table quantifies the potential payments that would have become due to our NEOs assuming that one of the triggering events described under “Severance and Change in Control Benefits” above occurred as of December 31, 2015. All of the below payments and benefits are subject to the NEO executing and not revoking a general release of claims against us and our affiliates and continuing to comply with the restrictive covenants set forth in each of their employment agreements. The information below does not generally reflect compensation and benefits available to all salaried employees upon termination of employment with us under similar circumstances. Capitalized terms used below are as defined above in the applicable NEO’s employment agreement or offer letter agreement.

Name	Termination Without Cause or Resignation for Good Reason Other than During the 12-Month Period Following a Change in Control		Termination Without Cause or Resignation for Good Reason During the 12-Month Period Following a Change in Control
John A. Orwin
Cash Severance Payment	550,000	(1)	550,000	(1)
COBRA Premiums	26,771	(2)	26,771	(2)
Cash Bonus Payment (Pro-Rata)	—		321,468	(3)
Accelerated Equity Vesting (Time-Based)	16,889,517	(4)	16,889,517	(5)
Accelerated Equity Vesting (Performance-Based)	—		1,117,463	(6)
Kristine M. Ball
Cash Severance Payment	270,000	(7)	360,000	(1)
COBRA Premiums	20,079	(8)	26,771	(2)
Cash Bonus Payment (Pro-Rata)	—		152,466	(3)
Accelerated Equity Vesting (Time-Based)	—		4,518,559	(5)
Accelerated Equity Vesting (Performance-Based)	—		413,875	(6)
Stephen D. Harrison, Ph.D.
Cash Severance Payment	288,750	(7)	385,000	(1)
COBRA Premiums	1,922	(8)	2,563	(2)
Cash Bonus Payment (Pro-Rata)	—		149,617	(3)
Accelerated Equity Vesting (Time-Based)	—		389,675	(5)
Accelerated Equity Vesting (Performance-Based)	—		413,875	(6)
Lance Berman, M.D., M.S.
Cash Severance Payment	311,250	(7)	415,000	(1)
COBRA Premiums	6,726	(8)	8,968	(2)
Cash Bonus Payment (Pro-Rata)	—		178,865	(3)
Accelerated Equity Vesting (Time-Based)	—		1,932,778	(5)
Accelerated Equity Vesting (Performance-Based)	—		413,875	(6)
Scott Garland
Cash Severance Payment	311,250	(7)	415,000	(1)
COBRA Premiums	20,079	(8)	26,771	(2)
Cash Bonus Payment (Pro-Rata)	—		178,865	(3)
Accelerated Equity Vesting (Time-Based)	—		1,087,675	(5)
Accelerated Equity Vesting (Performance-Based)	—		413,875	(6)

(1)	The amount set forth represents a cash payment equal to 12 months of base salary payable in a lump sum.

(2)	The amount set forth represents the cost of continued COBRA benefits for the NEO and any qualified beneficiary based on the incremental cost of our contribution as of December 31, 2015 to provide this coverage. COBRA benefits are payable until up to 12 months following the NEO’s termination of employment if he or she elects COBRA coverage.
(3)	The amount set forth represents a cash payment equal to the executive officer’s pro-rata target bonus payable in a lump sum, assuming that the Company and the executive officer were “on target” to achieve all applicable performance objectives for such annual bonus.
(4)	Assumes accelerated vesting of that portion of unvested time-based equity awards at December 31, 2015 for Mr. Orwin that would have vested in the 12-month period immediately following his termination of employment. For stock options, the amounts are based on the spread between the fair market value of our common stock ($28.34) as of December 31, 2015 and the options’ exercise prices. For RSUs, the amounts are based on the fair market value of our common stock ($28.34) as of December 31, 2015. This amount reflects the intrinsic value for these awards, and does not correspond to the actual value, if any, that will be realized by the officer.
(5)	Assumes accelerated vesting of all of the unvested time-based equity awards at December 31, 2015. For stock options, the amounts are based on the spread between the fair market value of our common stock ($28.34) as of December 31, 2015 and the options’ exercise prices. For RSUs, the amounts are based on the fair market value of our common stock ($28.34) as of December 31, 2015. This amount reflects the intrinsic value for these awards, and does not correspond to the actual value, if any, that will be realized by the officer.
(6)	In the event of a change in control as defined in the Company’s 2013 Equity Incentive Award Plan any portion of the performance-based equity awards that vests on achievement of a corporate performance objective that is outstanding as of the date of such change in control automatically converts into a time-based award. Assumes accelerated vesting of all unvested performance-based equity awards at December 31, 2015. For stock options, the amounts are based on the spread between the fair market value of our common stock ($28.34) as of December 31, 2015 and the options’ exercise prices. For RSUs, the amounts are based on the fair market value of our common stock ($28.34) as of December 31, 2015. This amount reflects the intrinsic value for these awards, and does not correspond to the actual value, if any, that will be realized by the officer.
(7)	The amount set forth represents a cash payment equal to 9 months of base salary payable in a lump sum
(8)	The amount sets forth the cost of continued COBRA benefits for the NEO and any qualified beneficiary based on the incremental cost of our contribution as of December 31, 2015 to provide this coverage. COBRA benefits are payable until up to 9 months following the NEO’s termination of employment if he or she elects COBRA coverage.

EQUITY PLAN COMPENSATION INFORMATION

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)(4)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1)(2)	4,236,471	$15.33	1,010,776
Equity Compensation Plans Not Approved by Stockholders(3)	1,757,533	27.44	1,242,467

Total	5,994,004	$19.09	2,253,243

(1)	Includes the Relypsa, Inc. 2013 Equity Incentive Award Plan, the Relypsa, Inc. Amended and Restated 2007 Equity Incentive Plan, as amended, and the Relypsa, Inc. 2013 Employee Stock Purchase Plan.
(2)	The Relypsa, Inc. 2013 Equity Incentive Award Plan and the Relypsa, Inc. 2013 Employee Stock Purchase Plan contain “evergreen” provisions, pursuant to which (i) the number of shares of common stock reserved for issuance or transfer pursuant to awards under the 2013 Equity Incentive Award Plan shall be increased on the first day of each year beginning in 2015 and ending in 2023, equal to the least of (A) 2,553,174 shares, (B) four percent (4.0%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (C) such smaller number of shares of stock as determined by our board of directors; provided, however, that no more than 20,717,508 shares of stock may be issued upon the exercise of incentive stock options and (ii) the maximum number of our shares of our common stock which will be authorized for sale under the 2013 Employee Stock Purchase Plan is equal to the sum of (a) 255,317 shares of common stock and (b) an annual increase on the first day of each year beginning in 2015 and ending in 2023, equal to the least of (i) 510,634 shares of common stock, (ii) one percent (1.0%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (iii) such number of shares of common stock as determined by our board of directors.
(3)	Represents shares subject to awards that may be granted under the Relypsa, Inc. 2014 Employment Commencement Incentive Plan, which was adopted by our board of directors in June 2014 without the approval of our stockholders in reliance on NASDAQ Listing Rule 5635(c)(4). The material features of this plan are described under “Material Features of the 2014 Employment Commencement Incentive Plan” below. Options are granted at an exercise price not less than the fair market value of our common stock on the date of grant and have a term not to exceed ten years and we also have the ability to grant RSUs and restricted stock awards thereunder.
(4)	RSUs are excluded from the calculation to determine the weighted average exercise price of outstanding options, warrants, and rights.

Material Features of the 2014 Employment Commencement Incentive Plan

In June 2014, our board of directors adopted our 2014 Employment Commencement Incentive Plan, or the 2014 Plan, pursuant to Rule 5653(c)(4) of The NASDAQ Global Select Market. In July 2015 and December 2015, our board of directors approved amendments to the 2014 Plan to increase the numbers of shares available for issuance thereunder. The principal purpose of the 2014 Plan is to promote the success and enhance the value of the company by inducing new employees to commence employment with us, and by aligning the individual interests of new employees with the interests of our stockholders.

Awards granted under the 2014 Plan are intended to constitute “employment inducement awards” under NASDAQ Listing Rule 5635(c)(4) and therefore, the 2014 Plan is intended to be exempt from the NASDAQ Listing Rules regarding stockholder approval of stock option and stock purchase plans. A total of 3,000,000 shares of our common stock were reserved for issuance under the 2014 Plan. The 2014 Plan provides for the grant of incentive stock options, non-qualified stock options, RSUs, restricted stock awards, stock appreciation rights, or SARs and other stock-based and cash-based awards. These awards may be granted to individuals who are then new employees, or are commencing employment with us or one of our subsidiaries following a bona fide period of non-employment with us, and for whom such awards are granted as a material inducement to commencing employment with us or one of our subsidiaries. As of March 31, 2016, we had granted options to purchase an aggregate of 1,637,400 shares and 281,450 restricted stock units under the 2014 Plan, and 1,078,817 shares (plus any shares that might in the future be returned to the 2014 Plan) remained available for future grants.

The 2014 Plan is administered by the compensation committee and the board of directors. In the event of a change in control in which the successor corporation refuses to assume or substitute any outstanding award under the 2014 Plan, the vesting of such award will accelerate in full. The board of directors may terminate, amend or modify the 2014 Plan at any time, provided that no termination or amendment may impair any rights under any outstanding award under the 2014 Plan without the consent of the holder.

We have filed three registration statements on Form S-8 with the SEC covering the shares of common stock that may be issued under the 2014 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of March 31, 2016 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors and nominees for director;

•	each of our NEOs; and

•	all directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director, nominee or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of March 31, 2016 through the exercise of stock options or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 44,714,355 shares of our common stock outstanding as of March 31, 2016. Shares of our common stock that a person has the right to acquire within 60 days of March 31, 2016 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Relypsa, Inc., at 100 Cardinal Way, Redwood City, California 94063.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Outstanding Shares Beneficially Owned	Number of Shares Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
5% and Greater Stockholders
OrbiMed Private Investments IV, LP(1)	7,400,000	—	7,400,000	16.6%
Janus Capital Management, LLC(2)	3,770,903	—	3,770,903	8.4%
Entities affiliated with Delphi Ventures(3)	2,507,918	—	2,507,918	5.6%
Blackrock, Inc.(4)	2,446,176	—	2,446,176	5.5%
Entities affiliated with JHL Capital Group LLC(5)	2,250,000	—	2,250,000	5.0%
Named Executive Officers and Directors
John Orwin(6)	—	791,719	791,719	1.7%
Kristine Ball(7)	8,165	190,119	198,284	*
Stephen D. Harrison, Ph.D.(8)	3,499	34,895	38,394	*
Lance Berman, M.D., M.S.(9)	1,165	81,491	82,656	*
Scott Garland(10)	—	45,833	45,833	*
John P. Butler(11)	1,612	22,997	24,609	*
Paul J. Hastings(12)	1,258	41,583	42,841	*
Kenneth J. Hillan, M.B., Ch.B(13)	—	3,999	3,999	*
David W. J. McGirr(14)	1,492	69,200	70,692	*
Thomas J. Schuetz, M.D., Ph.D.(15)	31,712	48,849	80,561	*
Daniel K. Spiegelman(16)	—	3,999	3,999	*
Helen Torley, M.B., Ch. B., M.R.C.P.(17)	—	3,999	3,999	*
All directors and executive officers as a group (15 persons)(18)	54,063	1,656,744	1,710,807	3.7%

*	Indicates beneficial ownership of less than 1% of the total outstanding shares of common stock.

(1)	As reported on Schedule 13D/A filed with the SEC on December 22, 2015 by OrbiMed Advisors LLC (“Advisors”), OrbiMed Capital GP IV LLC (“GP IV”) and Samuel D. Isaly (“Isaly”). GP IV is the sole general partner of OrbiMed Private Investments IV, LP (“OPI IV”) and as such may be deemed to indirectly beneficially own the shares held by OPI IV. Advisors pursuant to its authority as the sole managing member of GP IV may be deemed to indirectly beneficially own the shares held by OPI IV. Isaly is the managing member of and owner of a controlling interest in Advisors. Accordingly, Advisors and Isaly may be deemed to have voting and investment power over the shares held by OPI IV. Each of GP IV, Advisors and Isaly disclaim beneficial ownership with respect to such shares, except to the extent of their pecuniary interest therein, if any. The address of Advisors, GP IV, Isaly, and OPI IV is 601 Lexington Avenue, 54th Floor, New York, NY 10022.
(2)	As reported on Schedule 13G/A filed with the SEC on February 16, 2016 by Janus Capital Management LLC (“Janus Capital”). Janus Capital has a direct 96.8% ownership stake in INTECH Investment Management (“INTECH”) and a direct 100% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of their Schedule 13G/A filing. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively, “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 3,770,903 shares of common stock directly owned by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. The address of Janus Capital is 151 Detroit Street, Denver, CO 80206.
(3)	As reported on Schedule 13G/A filed with the SEC on February 11, 2015 by Delphi Ventures VII, L.P., a Delaware limited partnership (“DV VII”), Delphi BioInvestments VII, L.P., a Delaware limited partnership (“DBI VII”), Delphi Management Partners VII, L.L.C., a Delaware limited liability company (“DMP VII”) and the general partner of DV VII and DBI VII, and James J. Bochnowski (“Bochnowski”), David L. Douglass (“Douglass”), Douglas A. Roeder (“Roeder”) and Deepika R. Pakianathan, Ph.D. (“Pakianathan”), the managing members of DMP VII. DMP VII is the general partner of DV VII and DBI VII and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by DV VII and DBI VII. Bochnowski, Douglass, Roeder and Pakianathan are the managing members of DMP VII and may be deemed to have shared power to vote and shared power to dispose of the shares of the issuer directly owned by DV VII and DBI VII. DMP VII and each of Bochnowski, Douglass, Roeder and Pakianathan may be deemed to share voting and dispositive power over the reported securities. The address for the entities affiliated with Delphi Ventures is 3000 Sand Hill Road, #1-135, Menlo Park, California 94025.
(4)	As reported on Schedule 13G filed with the SEC on January 28, 2016 by Blackrock, Inc., a Delaware corporation (“Blackrock”). Blackrock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. As reported Blackrock may be deemed to have sole voting power over 2,388,676 shares of common stock and sole dispositive power over 2,446,176 of the reported securities. The address for the Blackrock is 55 East 52nd Street, New York, New York 10055.
(5)	As reported on Schedule 13G filed with the SEC on December 14, 2015 by JHL Capital Group LLC (“JHL Capital Group”), a Delaware limited liability company, JHL Capital Group Master Fund L.P. (“Master Fund”), a limited partnership formed under the laws of the Cayman Islands, JHL Capital Group Master Fund GP Ltd. (“Master Fund GP”), an exempted company formed under the laws of the Cayman Islands, JHL Capital Group L.P., a Delaware limited partnership, and James H. Litinsky (“Mr. Litinsky”). The Master Fund beneficially owns 2,250,000 shares of common stock and may be deemed to have shared voting and dispositive power over the shares reported. The Master Fund GP is General Partner of the Master Fund. Accordingly, the Master Fund GP may be deemed to beneficially own the same number of shares of Common Stock reported herein by the Master Fund. JHL Capital Group is the investment manager for the Master Fund and has been granted investment discretion over the portfolio investments of the Master Fund, including the Common Stock held by it. JHL Capital Group is also the 100% owner of the Master Fund GP. Accordingly, JHL Capital Group may be deemed to be the beneficial owner of the shares of Common Stock reported herein by the Master Fund. JHL Capital Group L.P. is the 100% owner of JHL Capital Group. Mr. Litinsky holds a controlling interest in JHL Capital Group L.P. and serves as the Chief Executive Officer of JHL Capital Group, as well as Director of the Master Fund GP. Accordingly, JHL Capital Group L.P. and Mr. Litinsky may be deemed to beneficially own the same number of shares of Common Stock reported herein by the Master Fund. Notwithstanding the foregoing, the Master Fund GP, JHL Capital Group L.P. and Mr. Litinsky disclaim beneficial ownership of any securities covered by this Schedule.
(6)	Consists of 791,719 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2016, 225,175 of which were subject to repurchase at such date.
(7)	Consists of (a) 190,119 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2016, of which 28,826 shares were subject to repurchase at such date and (c) 8,165 shares of common stock directly owned by Ms. Ball.
(8)	Consists of (a) 34,895 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2016 and (b) 3,499 shares of common stock directly owned by Dr. Harrison.
(9)	Consists of (a) 81,491 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2016, of which 18,521 shares were subject to repurchase at such date and (b) 1,165 shares of common stock directly owned by Dr. Berman.
(10)	Consists of 45,833 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2016.
(11)	Consists of (a) 22,997 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2016 and (b) 1,612 shares of common stock directly owned by Mr. Butler.
(12)	Consists of (a) 41,583 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2016 and (b) 1,258 shares of common stock directly owned by Mr. Hastings.
(13)	Consists of 3,999 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2016.
(14)

Consists of (a) 55,232 shares of common stock issuable upon the exercise of a stock option within 60 days of March 31, 2016 by the David W.J. McGirr Family Trust, of which 6,904 shares were subject to repurchase at such date, (b) 13,968 shares of common stock issuable upon the exercise of a stock option within 60 days of March 31, 2016 and (c) and 1,492 shares of common stock directly owned by Mr. Orwin by Mr. McGirr.
(15)	Consists of (a) 48,849 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2016, of which 751 shares were subject to repurchase at such date and (b) 31,712 shares of common stock directly owned by Dr. Schuetz.
(16)	Consists of 3,999 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2016.
(17)	Consists of 3,999 shares of common stock issuable upon the exercise of stock options within 60 days of March 31, 2016.
(18)	Includes 54,063 outstanding shares, and 1,656,744 shares issuable upon the exercise of stock options within 60 days of March 31, 2016, of which 334,790 shares were subject to repurchase at such date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC, initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except for a Form 4 filing for Mr. McGirr that was filed one day late due to an administrative delay.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules known as “householding” that permit companies and intermediaries (such as brokers) to deliver one set of proxy materials to multiple stockholders residing at the same address. This process enables us to reduce our printing and distribution costs, and reduce our environmental impact. Householding is available to both registered stockholders and beneficial owners of shares held in street name.

Registered Stockholders

If you are a registered stockholder and have consented to householding, then we will deliver or mail one set of our proxy materials, as applicable, for all registered stockholders residing at the same address. Your consent will continue unless you revoke it, which you may do at any time by providing notice to the Company’s Corporate Secretary by telephone at (650) 421-9500 or by mail at 100 Cardinal Way, Redwood City, California 94063. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of our proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.

If you are a registered stockholder who has not consented to householding, then we will continue to deliver or mail copies of our proxy materials, as applicable, to each registered stockholder residing at the same address. You may elect to participate in householding and receive only one set of proxy materials for all registered stockholders residing at the same address by providing notice to the Company as described above.

Street Name Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding, or revoke their consent to participate in householding, by contacting their respective brokers.

Annual Reports

This proxy statement is accompanied by our 2015 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, or the Form 10-K. The Form 10-K includes our audited financial statements. We have filed the Form 10-K with the SEC, and it is available free of charge at the SEC’s website at www.sec.gov and on our website at www.relypsa.com. In addition, upon written request to the Company’s Corporate Secretary at 100 Cardinal Way, Redwood City, California 94063, we will mail a paper copy of our Form 10-K, including the financial statements and the financial statement schedules, to you free of charge.

Other Matters

As of the date of this proxy statement, our board of directors knows of no other matters that will be presented for consideration at the 2016 Annual Meeting other than the matters described in this proxy statement. If other matters are properly brought before the 2016 Annual Meeting, then proxies will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors:

Ronald A. Krasnow Senior Vice President, General Counsel and Corporate Secretary

Redwood City, California

April 28, 2016

Relypsa THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0000290485_1 R1.0.1.25 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following Class III Directors: 1. Election of Directors Nominees 01 John P. Butler 02 Paul J. Hastings 03 Thomas J. Schuetz, M.D. RELYPSA, INC., 100 CARDINAL WAY REDWOOD CITY, CA 94063 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2. To approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in our proxy statement. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 3. To indicate, on a non-binding, advisory basis, the preferred frequency of future advisory votes on the compensation of our named executive officers. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 4. To ratify the selection, by the audit committee of our board of directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016. NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the 2016 Annual Meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000290485_2 R1.0.1.25 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report (with Form 10-K) is/are available at www.proxyvote.com RELYPSA, INC. ANNUAL MEETING OF STOCKHOLDERS June 21, 2016 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) hereby appoint(s) John A. Orwin, Kristine M. Ball, and Ronald A. Krasnow, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Relypsa, Inc., that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. Pacific time on June 21, 2016 at 100 Cardinal Way, Redwood City, CA 94063 and any adjournment or postponement thereof, on all matters set forth on the reverse side and in its/their discretion upon such other matters as may properly come before the Annual Meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. Continued and to be signed on reverse side